FINAL EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FOHG HOLDINGS, LLC

FOHG ACQUISITION CORP.

AND

FREDERICK’S OF HOLLYWOOD GROUP INC.

DATED AS OF DECEMBER 18, 2013

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TABLE OF EXHIBITS

Exhibit A	Rollover Shareholders

Exhibit B	Form of Rollover Agreement

Exhibit C	Form of Voting Agreement

Exhibit D	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit E	Form of By-laws of the Surviving Corporation

Exhibit F	Form of Series A Preferred Stock Purchase Agreement

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INDEX OF DEFINED TERMS

Affiliate	63
Affiliate Company Award	11
Affiliate Stock Option	10
Agreement	6
Ancillary Agreements	63
Associate	63
Bankruptcy and Equity Exception	20
Board of Directors	6
Book-Entry Shares	8
Business	63
Business Combination Transaction	51
Business Day	64
Business Plan	64
Capitalization Date	18
Cassel Salpeter	39
Certificate	8
Change in the Company Recommendation	12
Closing	7
Closing Date	7
Code	16
Common Shares	18
Company	6
Company Awards	9
Company Balance Sheet	38
Company Benefit Plan	29
Company Board Recommendation	12
Company Contracts	64
Company Disclosure Letter	17
Company Financial Statements	64
Company Intellectual Property	32
Company Related Parties	57
Company Shareholder Approval	39
Company Shareholders Meeting	11
Company Shares	18
Company Stock Purchase Plan	64
Company Termination Fee	56
Consents	64
Constituent Documents	64
Dissenting Shares	14
Dodd-Frank Act	64
Effective Time	7
Environmental Law	64
Environmental Permit	64
ERISA	64
ERISA Affiliate	64
Exchange Act	65
Excluded Shares	65
Expenses	65
FCPA	26
GAAP	65
Governmental Approvals	21
Governmental Entity	21
Grant Date	18
Hazardous Substances	65
Indebtedness	65
Indemnified Person	46
Intellectual Property	66
IRS	66
Knowledge	66
Law	66
Lead Director	6
Lease	66
Leased Personal Property	28
Leased Real Property	28
Liens	66
Material Adverse Effect	66
Merger	7
Merger Certificate	7
Merger Consideration	8
Merger Sub	6
NYBCL	67
NYSE MKT	18
Off-the-Shelf Software	67
Order	67
OTCQB Marketplace	67
Owned Real Property	67

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Parent	6
Parent Material Adverse Effect	41
Parent Termination Fee	56
Parent-Related Parties	57
Parties	6
Paying Agent	14
Paying Agent Agreement	14
Payment Fund	14
Permits	25
Permitted Lien	67
Person	68
Proceeding	44
Proxy Statement	12
Public Shareholders	6
Related Person	68
Release	68
Representatives	68
Rollover Agreement	6
Rollover Director	68
Rollover Shareholders	6
Rollover Shares	6
Sarbanes-Oxley Act	68
Schedule 13E-3	12
SEC	68
SEC Clearance	13
SEC Reports	68
Securities Act	18
Series A Certificate of Amendment	68
Series A Preferred Shares	18
Series A Preferred Stock Purchase Agreement	68
Series B Preferred Shares	18
Software	68
Stock Option	9
Subsidiary	68
Superior Proposal	51
Suppliers	27
Surviving Corporation	7
Takeover Proposal	51
Tax	69
Tax Return	69
Taxing Authority	69
Termination Date	69
Third Party	69
Trade Secrets	69
Transfer Tax	69
Transmittal Documents	15
Voting Agreement	7
WARN Act	32
Warrant	69

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 18, 2013, is entered into by and among FOHG HOLDINGS, LLC, a Delaware limited liability company (“Parent”), FOHG ACQUISITION CORP., a New York and wholly-owned subsidiary of Parent (“Merger Sub”), and FREDERICK’S OF HOLLYWOOD GROUP INC., a New York corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”). Certain capitalized terms used in this Agreement and not otherwise defined are used as defined in Section 8.11.

RECITALS

WHEREAS, as of the date of this Agreement, the Persons listed on Exhibit A (the “Rollover Shareholders”) own, in the aggregate, 27,678,679 Common Shares (as defined herein), 56,778 Series A Preferred Shares (as defined herein) and 107,576 Series B Preferred Shares (as defined herein) (the “Rollover Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Rollover Shareholders are entering into a rollover agreement with Parent and Merger Sub, dated as of the date of this Agreement (the “Rollover Agreement”) substantially in the form of Exhibit B, providing for the contribution immediately prior to the Effective Time of the Rollover Shares to Parent, in exchange for that class and number of membership interests of Parent set forth opposite such Rollover Shareholder’s name on Exhibit A to the Rollover Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) (other than the Rollover Director, who abstained and recused himself from all discussions relating to the negotiations (except to the extent his presence was specifically requested by the Lead Director), and all deliberations with respect to the approval and adoption, of this Agreement, the Ancillary Agreements and the Merger), based on the recommendation of Milton Walters, the lead director of the Board of Directors (the “Lead Director”), has determined that a business combination with Parent, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and the holders of Common Shares, other than the Rollover Shareholders and any Affiliate or Associate of the Rollover Shareholders (such holders, the “Public Shareholders”);

WHEREAS, the Board of Directors (other than the Rollover Director, who abstained and recused himself from all discussions relating to the negotiations (except to the extent his presence was specifically requested by the Lead Director), and all deliberations with respect to the approval and adoption, of this Agreement, the Ancillary Agreements and the Merger), based on the recommendation of the Lead Director, has (a) approved and adopted this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, and (b) recommended approval and adoption of this Agreement by the shareholders of the Company; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Rollover Shareholders and Parent are entering into a voting agreement with the Company, substantially in the form of Exhibit C (the “Voting Agreement”), pursuant to which, among other things, the Rollover Shareholders and Parent have agreed to vote the Rollover Shares in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01.         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

Section 1.02.         Closing. The closing of the transactions contemplated by Section 1.01 (the “Closing”) shall take place on a date to be specified by Parent after all of the conditions set forth in Article VI have been satisfied or waived other than those conditions that by their nature are to be satisfied at the Closing (the “Closing Date”), unless this Agreement has been theretofore terminated pursuant to its terms or unless another date is agreed to in writing by Parent and the Company. If Parent fails to specify such closing date after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), the Closing Date shall be no later than three (3) Business Days after such conditions have been satisfied or waived (or the Termination Date, if earlier), unless this Agreement has been theretofore terminated pursuant to its terms. The Closing shall occur at the offices of Milbank, Tweed, Hadley, & McCloy LLP at One Chase Manhattan Plaza, New York, New York, or as otherwise agreed in writing by the Parties. At the Closing, the Company and Parent shall file a certificate of merger executed in accordance with, and in such form as is required by, the NYBCL (the “Merger Certificate”) with the Department of State of the State of New York in respect of the Merger, and the Merger shall become effective upon such filing or at such later time as is agreed to by the Company and Parent and specified in the Merger Certificate (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.03.         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the NYBCL (including Section 906 thereof).

Section 1.04.         Certificate of Incorporation and By-laws. The certificate of incorporation and the by-laws of the Company shall be amended in the Merger to read in their entirety in the form of Exhibit D (in the case of the certificate of incorporation) and Exhibit E (in the case of the by-laws), and, as so amended, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the NYBCL.

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Section 1.05.         Directors. The directors of Merger Sub immediately prior to the Effective Time shall from and after the Effective Time be the initial directors of the Surviving Corporation, each to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or until their earlier death, resignation or removal, or as otherwise provided by Law.

Section 1.06.         Officers. The officers of the Company immediately prior to the Effective Time shall from and after the Effective Time be the initial officers of the Surviving Corporation, subject to the applicable provisions of the by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Section 1.07.         Conversion of Shares.

(a)          Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of Company Shares, each Common Share issued and outstanding immediately prior to the Merger (other than Excluded Shares and any Dissenting Shares) shall be converted into the right to receive $0.27 in cash, without interest (the “Merger Consideration”). At the Effective Time, all Common Shares (other than Excluded Shares and any Dissenting Shares) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented such Common Share (a “Certificate”) or (ii) uncertificated shares represented by book-entry that immediately prior to the Effective Time represented such Common Shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each Common Share represented by such Certificate or Book-Entry Share, to be paid in consideration therefor, without interest, upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b).

(b)          Excluded Shares. At the Effective Time, all Excluded Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a Certificate that immediately prior to the Effective Time represented such shares, or (ii) Book-Entry Shares that immediately prior to the Effective Time represented such shares, shall cease to have any rights with respect thereto and no consideration shall be delivered in exchange therefor.

(c)          Shares of Merger Sub. At the Effective Time, each share of common stock of Merger Sub shall be converted into one share of newly issued common stock of the Surviving Corporation.

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Section 1.08.         Stock Options, Company Awards and Warrants. The provisions of this Section 1.08 shall be applicable to each Stock Option, Company Award and Warrant except (i) each Stock Option, Company Award and Warrant held by the Rollover Shareholders (which are subject to Section 1.09), or (ii) to the extent that Parent and the holder of a Stock Option, Company Award and/or Warrant, as applicable, otherwise agree in writing prior to the Closing Date.

(a)          Stock Options.  Prior to the Effective Time, the Company shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.08(a) and without any payment therefor except as otherwise provided in this Section 1.08(a), of all outstanding options to purchase Common Shares (each, a “Stock Option”) outstanding at the Effective Time (whether or not then vested or exercisable).  As of the Effective Time, each Stock Option shall be cancelled (and to the extent formerly so vested or exercisable shall no longer be vested or exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment, if any, in cash from the Company (less any applicable withholding taxes), as promptly as reasonably practicable following the Effective Time, equal to (i) the amount, if any, by which the Merger Consideration exceeds the exercise price per share with respect to such Stock Options, multiplied by (ii) the total number of Common Shares then issuable upon the exercise of such Stock Options (whether or not then vested or exercisable). Each Stock Option, when cancelled pursuant to this Section 1.08(a), shall no longer represent the right to acquire Company Shares and shall represent the right to receive the cash consideration, if any, as set forth in this Section 1.08(a). Notwithstanding the foregoing, no Stock Option shall be subject to this Section 1.08(a), if, in accordance with its terms, upon consummation of the Merger, (i) the exercise price per Company Share of such Stock Option will be greater than the Merger Consideration per Company Share and (ii) the holder of such Stock Option will be entitled to receive, upon exercise of such Stock Option, only the Merger Consideration multiplied by the number of Company Shares subject to such Stock Option. For the avoidance of doubt, in the event that a Stock Option is forfeited by its terms prior to the Effective Time, the holder thereof shall not be entitled to any payment in respect of such Stock Option pursuant to this Section 1.08(a) or otherwise.

(b)          Other Awards.  Prior to the Effective Time, the Company shall take all action necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.08(b) and without any payment therefor except as otherwise provided in this Section 1.08(b), of each award, including each share of restricted Company Shares, restricted stock unit, performance share and stock equivalent (whether or not then vested or exercisable), but excluding Stock Options outstanding immediately before the Effective Time (the “Company Awards”). As of the Effective Time, each Company Award shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment in cash from the Company (less any applicable withholding taxes), as promptly as reasonably practicable following the Effective Time, equal to (i) the amount, if any, by which the Merger Consideration exceeds the exercise price per share, if any, with respect to such Company Award multiplied by (ii) the total number of Common Shares then issuable with respect to such Company Award. For the avoidance of doubt, in the event that a Company Award is forfeited by its terms prior to the Effective Time, the holder thereof shall not be entitled to any payment in respect of such Company Award pursuant to this Section 1.08(b) or otherwise. Each Company Award, when cancelled pursuant to this Section 1.08(b), shall no longer represent the right to acquire Company Shares and shall represent the right to receive the cash consideration, if any, as set forth in this Section 1.08(b).

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(c)          Warrants.  Prior to the Effective Time, the Company shall take all action necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.08(c) and without any payment therefor except as otherwise provided in this Section 1.08(c), of each Warrant that is issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable). As of the Effective Time, each Warrant shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to receive, as of the Effective Time, as promptly as reasonably practicable after the Effective Time, an amount in cash equal to (i) the amount, if any, by which the Merger Consideration exceeds the exercise price per share with respect to such Warrant, multiplied by (ii) the total number of Common Shares then issuable upon the exercise of such Warrant.  Each Warrant, when cancelled pursuant to this Section 1.08(c), shall no longer represent the right to acquire Company Shares and shall represent the right to receive the cash consideration, if any, as set forth in this Section 1.08(c). Notwithstanding the foregoing, no Warrant shall be subject to this Section 1.08(c), if, in accordance with its terms, upon consummation of the Merger, (i) the exercise price per Company Share of such Warrant will be greater than the Merger Consideration per Company Share and (ii) the holder of such Warrant will be entitled to receive, upon exercise of such Warrant, only the Merger Consideration multiplied by the number of Company Shares subject to such Warrant.

(d)          Required Action.  At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall adopt any and all resolutions and take any and all other actions which are reasonably necessary to effectuate the provisions of Sections 1.08(a), (b) and (c).  The Company shall use reasonable best efforts to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver any payments (other than as set forth in this Section 1.08 or Section 1.09 below), any Company Shares or other capital stock of the Company or Parent to any Person pursuant to or in settlement of Stock Options, Company Awards, or Warrants.

Section 1.09.         Stock Options, Company Awards and Warrants Held by Rollover Shareholders.

(a)          Stock Options.  Prior to the Effective Time, the Company, Parent and Merger Sub shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.09(a) and without any payment therefor except as otherwise provided in this Section 1.09(a), of all Stock Options held by the Rollover Shareholders outstanding immediately prior Effective Time (whether or not then vested or exercisable) (each such Stock Option, an “Affiliate Stock Option”).  As of the Effective Time, each Affiliate Stock Option shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) on the terms and conditions set forth in the Rollover Agreement.

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(b)          Other Awards.  Prior to the Effective Time, the Company, Parent and Merger Sub shall take all action necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.09(b) and without any payment therefor except as otherwise provided in this Section 1.09(b), of any Company Awards held by the Rollover Shareholders that are outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each such Company Award, an “Affiliate Company Award”).  As of the Effective Time, each Affiliate Company Award shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) on the terms and conditions set forth in the Rollover Agreement.

(c)          Warrants.  Prior to the Effective Time, the Company, Parent and Merger Sub shall take all action necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.09(c) and without any payment therefor except as otherwise provided in this Section 1.09(c), of each Warrant held by the Rollover Shareholders, that is issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each such Warrant, an “Affiliate Warrant”). As of the Effective Time, each Affiliate Warrant shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) on the terms and conditions set forth in the Rollover Agreement.

(d)          Required Action.  At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, and Parent and Merger Sub shall adopt any and all resolutions and take any and all actions which are necessary to effectuate the provisions of Sections 1.09(a), (b) and (c). The Company, Parent and Merger Sub shall use reasonable best efforts to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver any payments (other than as set forth in this Section 1.09 or Section 1.08 above), any Company Shares or other capital stock of the Company or Parent to any Person pursuant to or in settlement of Affiliate Stock Options, Affiliate Company Awards, or Affiliate Warrants.

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Section 1.10.         Shareholders Meeting; Proxy Materials and Other SEC Filings.

(a)          The Company, acting through or under direction of the Board of Directors, upon the recommendation of the Lead Director, shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable after SEC Clearance of the Proxy Statement (each such term as defined below) by the SEC (the “Company Shareholders Meeting”), for the purpose of obtaining the Company Shareholder Approval with respect to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and (ii) use reasonable best efforts to solicit the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the vote required for the Company Shareholder Approval; provided that, in the event of a Change in the Company Recommendation pursuant to Section 5.07(c) or Section 5.07(d), notwithstanding clause (ii) of this Section 1.10(a), the Company may disclose the fact of such Change in the Company Recommendation in any solicitation made by the Company to its shareholders. The Board of Directors and the Lead Director shall recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company as set forth in Section 3.21 (the “Company Board Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent or any of its Affiliates, such Company Board Recommendation or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such Company Board Recommendation, including approving or recommending or proposing to approve or recommend a Takeover Proposal with respect to the Company or failing to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (collectively, a “Change in the Company Recommendation”); provided, however, that the Board of Directors or the Lead Director may make a Change in the Company Recommendation pursuant to and in accordance with Section 5.07(c) or Section 5.07(d) hereof. Notwithstanding any Change in the Company Recommendation, unless this Agreement shall have been terminated in accordance with its terms, the Company shall submit this Agreement to the holders of Company Shares as promptly as reasonably practicable for the purpose of obtaining the Company Stockholder Approval at the Company Shareholders Meeting. The Company shall, upon the reasonable request of Parent, advise Parent in writing at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Shareholder Approval. Without the prior written consent of Parent, the approval of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter which the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholders Meeting, except as otherwise required by applicable Law.

(b)          As promptly as practicable following the date of this Agreement, in cooperation with, and subject to, the approval of the Lead Director, the Company shall prepare and file with the SEC a proxy statement on Schedule 14A relating to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company’s shareholders (as amended or supplemented, the “Proxy Statement”), and the Company and Parent shall prepare and file with the SEC a Schedule 13E-3 (as amended or supplemented, the “Schedule 13E-3”). As promptly as practicable following the date of this Agreement, Parent shall request from the Rollover Shareholders any information about such Persons that is required to be included in the Proxy Statement or the Schedule 13E-3. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3, respectively, to be filed with the SEC not later than the date that is twenty (20) Business Days after the date of this Agreement. The Company shall use its reasonable best efforts to ensure that the Proxy Statement, and the Company and Parent shall use its reasonable best efforts to ensure that the Schedule 13E-3, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to statements made based on information supplied in writing by a Party other than the Company or its Subsidiaries specifically for inclusion therein. Each of the Company and Parent shall use its reasonable best efforts to ensure that none of the information it supplies in writing specifically for inclusion in the Proxy Statement or Schedule 13E-3 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Parties shall cooperate with each other in connection with the preparation of the foregoing documents and the SEC’s review of such documents. The Company shall use its reasonable best efforts to have the Proxy Statement, and the Parent shall use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable.

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(c)          The Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable, but in no event more than five (5) Business Days, after the Proxy Statement is cleared by the SEC or the expiration of the review period therefor if there is or has been no review by the SEC (“SEC Clearance”). The Company shall retain a proxy solicitor on terms reasonably acceptable to Parent in connection with the solicitation of the Company Shareholder Approval.

(d)          The Company shall promptly notify Parent in writing of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3. Parent shall promptly notify the Company in writing of the receipt of any oral or written comments by Parent from the SEC relating to the Schedule 13E-3. The Company shall cooperate with Parent with respect to, and provide Parent with a reasonable opportunity to review and comment on, drafts of the Proxy Statement (including each amendment or supplement thereto), and the Parties shall cooperate with respect to, and provide each other with a reasonable opportunity to review and comment on, the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such with or sending such to the SEC, and the Parties shall provide each other with copies of all such filings made and correspondence with the SEC.

(e)          If at any time prior to the Effective Time, any information should be discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify in writing the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate Party with the SEC and disseminated by the Company to the shareholders of the Company.

(f)          Parent and Merger Sub shall promptly provide in writing any information reasonably requested by the Company with respect to Parent, Merger Sub or their respective Affiliates or Associates as may be reasonably deemed relevant by such Party for use in the Proxy Statement or for the purposes of complying with Schedule 13E-3 filing requirements and assisting the Company in fulfilling its related obligations under this Section 1.10.

Section 1.11.         Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of any Party, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of any Party, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES

Section 2.01.         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and which are held by a shareholder (i) who shall have neither voted for adoption of this Agreement and the Merger nor consented thereto in writing and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 910 of the NYBCL (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration at the Effective Time unless and until the holder of such Common Shares fails to perfect, withdraws or otherwise loses such holder’s right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 910 of the NYBCL) the demand for such appraisal or shall become ineligible for such appraisal or if a court of competent jurisdiction shall make a final, non-appealable determination that such holder is not entitled to the relief provided by Section 910 of the NYBCL with respect to such Dissenting Shares, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted or deemed to have been converted, as the case may be, into the right to receive the Merger Consideration in the manner provided in Section 1.07. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals (or attempted withdrawals) of demands for appraisal and any other instruments served pursuant to Section 910 of the NYBCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.02.         Payment Fund.

(a)          Payment Fund. Prior to the Effective Time, Parent and the Company shall enter into an agreement (the “Paying Agent Agreement”) with a bank or trust company selected by Parent and reasonably satisfactory to the Company to act as paying agent hereunder for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration (the “Paying Agent”). Contemporaneously with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of holders of Common Shares (other than Excluded Shares and any Dissenting Shares), an amount of cash representing the aggregate Merger Consideration payable pursuant to Section 1.07. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Payment Fund.”

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(b)          Payment Procedures. As soon as reasonably practicable, but no later than the fifth (5th) day, after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Common Shares (other than Excluded Shares and any Dissenting Shares) (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration pursuant to Section 1.07. Upon surrender of such a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly represented by such Certificate or Book-Entry Share, without any interest thereon, less any required withholding of taxes, and the Certificate or Book-Entry Share so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration must either pay any Transfer Tax or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such Tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of such a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with Book-Entry Shares. No interest will be payable on any Merger Consideration. Until surrendered in accordance with this Section 2.02, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Company Shares (other than Excluded Shares and any Dissenting Shares) formerly represented by such Certificate or Book-Entry Share. The Payment Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Payment Fund shall be for the account of the Surviving Corporation. The Merger Consideration delivered upon surrender of the Certificates and the Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares represented by such Certificates or Book-Entry Shares.

(c)          Termination of the Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the Public Shareholders on the first (1st) anniversary of the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any Public Shareholders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as a general creditor thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

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(d)          No Liability. None of the Company, the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)          Investment of the Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund, in accordance with the Paying Agent Agreement, as directed by Parent on a daily basis in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion; provided that any gain or loss thereon shall not affect the amounts payable to the shareholders of the Company pursuant to Article I or this Article II and the Surviving Corporation shall promptly replace or cause to be replaced any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.02(e). Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

(f)          Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g)          Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to such Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent (or, after the first anniversary of the Effective Time, the Surviving Corporation), which shall be responsible for making payment for such lost, stolen or destroyed Certificates pursuant to the terms hereof.

Section 2.03.         Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing Company Shares shall cease to have any rights with respect to such shares, except as provided in this Agreement or by applicable Law. Any Certificate or Book-Entry Share presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and, in the case of any Certificates or Book-Entry Shares representing Company Shares (other than Excluded Shares and any Dissenting Shares), exchanged for the Merger Consideration pursuant to the terms of this Article II.

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Section 2.04.         Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, combination, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Shares, there is a change in the number of Company Shares outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for Company Shares, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in the SEC Reports filed with or furnished to the SEC on or after June 14, 2011 through the date that is two (2) Business Days prior to the date of this Agreement (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) disclosed to Parent and Merger Sub in a letter (the “Company Disclosure Letter”) delivered to them by the Company prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article III to which the information in such letter relates, provided, that any disclosure set forth in any section of the Company Disclosure Letter shall be deemed set forth for purposes of any other section to which such disclosure is relevant, to the extent that it is reasonably apparent that such disclosure is relevant to such other section), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01.         Corporate Organization. The Company and each of its Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such variances from the matters set forth in this sentence as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.01 of the Company Disclosure Letter sets forth the name of each Person that is not a Subsidiary of the Company but in which the Company holds an equity interest, and in each case its capitalization, ownership and state of jurisdiction of its organization.

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Section 3.02.         Capital Structure of the Company.

(a)          As of the date of this Agreement, the authorized capital stock of the Company consists of 200,000,000 common shares, par value $0.01 per share, of the Company (the “Common Shares”), and 10,000,000 shares of preferred stock. As of the close of business on December 13, 2013 (the “Capitalization Date”), (i) 39,273,254 Common Shares were issued and outstanding, (ii) no Common Shares were held in treasury by the Company, (iii) 56,778 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Shares”) were issued and outstanding, (iv) no Series A Preferred Shares were held in treasury by the Company, (v) 107,576 shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Shares” and, together with the Common Shares and the Series A Preferred Shares, the “Company Shares”) were issued and outstanding and (vi)  no Series B Preferred Shares were held in treasury by the Company. All issued and outstanding equity securities of the Company are duly authorized, validly issued, fully paid and nonassessable.

(b)          Section 3.02(b) of the Company Disclosure Letter contains a schedule, as of the Capitalization Date, setting forth (as applicable) the number of, exercise or reference price, vesting date (or dates) and expiration date (or delivery date) of each outstanding equity compensation award in respect of Common Shares. With respect to each Stock Option and Company Award (i) each grant of a Stock Option or Company Award was duly authorized by all necessary corporate action, including, as applicable, approval by the Board of Directors, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the shareholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto following the date on which such Stock Option or Company Award was granted (the “Grant Date”), (ii) each such grant was made in accordance with the terms of the applicable plan pursuant to which the grant was effectuated, the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act and all other applicable Laws, including the rules of the NYSE MKT LLC (the “NYSE MKT”) or the OTCQB Marketplace (as applicable), (iii) the per share exercise price of each Stock Option and Company Award was not less than the fair market value of a share of the applicable Common Shares on the applicable Grant Date, (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company Financial Statements in accordance with the Exchange Act and all other applicable Laws, and (v) no modifications have been made to any such grants after the Grant Date. The Stock Options and Company Awards may, by their terms, be treated in accordance with Sections 1.08(a) and (b), without the requirement of any consent or release from the holders thereof.

(c)          Section 3.02(c) of the Company Disclosure Letter contains a schedule, as of the Capitalization Date, setting forth (as applicable) the number of, exercise or reference price, vesting date (or dates) and expiration date (or delivery date) of each outstanding Warrant in respect of Common Shares, including the name of the holder of such Warrant, the type of entity of such holder, the number of Common Shares issuable upon the exercise of such Warrant, the exercise price of such Warrant, the date of grant of such Warrant, the vesting schedule for such Warrant, including the extent vested to date and whether the vesting of such warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events. The Warrants may, by their terms, be treated in accordance with Section 1.08(c), without the requirement of any consent or release from the holders thereof.

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(d)          There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter submitted to shareholders or a separate class of holders of capital stock. As of the date of this Agreement, except for the Series A Preferred Shares and the Series B Preferred Shares and as set forth on Sections 3.02(b) and 3.02(c) of the Company Disclosure Letter, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind relating to issued or unissued capital stock or other securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(e)          Except for the Company’s Constituent Documents, this Agreement and the Voting Agreement, there are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting, dividends or disposition of capital stock of the Company.

(f)          Section 3.02(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company and sets forth a complete and accurate list of all outstanding securities of each Subsidiary and the registered and beneficial owner thereof. Except as set forth in Section 3.02(f) of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the rules and regulations promulgated thereunder, or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon or revenues, earnings or financial performance or any similar attribute of any Subsidiary of the Company.

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Section 3.03.         Authority Relative to this Agreement and the Ancillary Agreements.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party, to perform its obligations hereunder and thereunder and, subject to receipt of the Company Shareholder Approval and the filing of the Certificate of Merger in accordance with the NYBCL, to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby and thereby (other than the Company Shareholder Approval and the filing of the Certificate of Merger in accordance with the NYBCL). This Agreement and each Ancillary Agreement to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other Party thereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law (together, the “Bankruptcy and Equity Exception”).

(b)          The Lead Director, at a meeting duly called and held, has approved and adopted this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, and has determined that such transactions are fair to, and in the best interests of, the Public Shareholders. The Board of Directors, based on the recommendation of the Lead Director, has by vote of all of its members (other than the Rollover Director, who abstained and recused himself from all discussions relating to the negotiations (except to the extent his presence was specifically requested by the Lead Director), and all deliberations with respect to the approval and adoption, of this Agreement, the Ancillary Agreements and the Merger) (i) determined that this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Public Shareholders, (ii) approved and adopted this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, (iii) subject to the provisions of Section 5.07(c) and Section 5.07(d), resolved to recommend approval and adoption of this Agreement by the shareholders of the Company as set forth in Section 3.21 and directed that this Agreement and the Merger be submitted to the shareholders of the Company for their approval and adoption and (iv) duly and validly approved and taken all corporate action required to be taken, under the Company’s Constituent Documents and pursuant to applicable Law, including the NYBCL, by the Board of Directors to authorize the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

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Section 3.04.         No Conflict; Required Filings and Consents.

(a)          Except for any consent required under the terms of the Series A Preferred Shares and the Series B Preferred Shares and as set forth in Section 3.04(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with any of the terms or provisions hereof or thereof, will not (i) conflict with or violate the Constituent Documents of the Company or any of its Subsidiaries, (ii) assuming the Governmental Approvals referred to in clauses (i), (iii) and (iv) of Section 3.04(b) are obtained and the filing in clause (ii) of Section 3.04(b) is made, conflict with or violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a Consent under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound or affected or (iv) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b)          The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not require any Consent of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except for (i) the applicable requirements of the Exchange Act, (ii) the filing of appropriate merger and other documents as required by the NYBCL in connection with the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements, (iii) the filing and the SEC Clearance of the Proxy Statement and the Schedule 13E-3, (iv) the approvals from other regulatory agencies set forth in Section 3.04(b) of the Company Disclosure Letter (the matters referred to in clauses (i), (ii), (iii) and (iv) of this sentence, collectively, the “Governmental Approvals”), or (v) any other Consents, filings or notifications the failure of which to be obtained or made would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

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Section 3.05.         SEC Filings and Company Financial Statements.

(a)          Since June 14, 2011, the Company has timely filed or furnished all Company Financial Statements, each as finally amended prior to the date of this Agreement, and has complied in all material respects, and all documents required to be filed by the Company with the SEC after the date of this Agreement and prior to the Effective Time will comply in all material respects, with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed.

(b)          Since June 14, 2011, none of the Company Financial Statements contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act or otherwise required to file or furnish any forms, reports or other documents with the SEC.

(c)          Apart from comment letters available on EDGAR, the Company has made available to Parent true, correct and complete copies of all written comment letters from the staff of the SEC received since June 14, 2011 relating to the Company Financial Statements and all written responses of the Company thereto, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. There are no outstanding or unresolved comments in comment letters from the SEC or its staff with respect to any of the Company Financial Statements. To the Knowledge of the Company, none of the Company Financial Statements is the subject of ongoing SEC review or outstanding SEC investigation. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(d)          Except as set forth in Section 3.05(d) of the Company Disclosure Letter, from June 14, 2011 to February 21, 2013 the Company was in all material respects in full compliance with, and did not receive any notice of noncompliance with respect to, the applicable listing and corporate governance rules and regulations of the NYSE MKT.

(e)          Each of the Company Financial Statements (i) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (iii) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnote disclosure as permitted by GAAP), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Company Financial Statements.

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(f)          Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company Financial Statements.

(g)          The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or any of its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(h)          The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors that (i) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize or report financial information, and (ii) there has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(i)          As of the date of this Agreement, neither the Company nor, to the Knowledge of the Company, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications made by its executive officers under Section 302 or 906 of the Sarbanes-Oxley Act. To the Company’s Knowledge, there are no existing facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

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(j)          Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Financial Statements, and the statements contained in such certifications were true and accurate in all material respects as of the date they were made. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act.

(k)          Since June 14, 2011, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from employees of the Company or any of its Subsidiaries regarding questionable accounting or auditing matters, have been received by the Company’s officers or directors. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since June 14, 2011 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief financial officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting.

(l)          All accounts receivable (including trade receivables and other receivables) have been recorded on the Company Financial Statements in accordance with GAAP and derive from bona fide sales transactions entered into in the ordinary course of business consistent with past practice and are payable on the terms and conditions set forth in the applicable written agreement (net of allowances for doubtful accounts as reflected in the Financial Statements in accordance with GAAP).

(m)          All inventory reflected in the Company Financial Statements consists of quantity and quality usable and salable in the ordinary course of business consistent with past practices and is not obsolete, defective, damaged or slow moving, and is merchantable and fit for its intended use and is being actively marketed in normal commercial channels, subject only to the allowance for inventory obsolescence as reflected in the Company Financial Statements. All inventory has been properly valued at the lower of cost or market, including the capitalization of labor and overhead costs, in accordance with GAAP, consistently applied. The Company has maintained established controls over the inventory and maintains accurate perpetual records updated periodically for physical inventory accounts.

Section 3.06.         Absence of Certain Changes or Events. Since July 27, 2013 through the date of this Agreement, the Company and its Subsidiaries have conducted their business in all material respects only in the ordinary course consistent with past practice, and there has not been (i) any event, change or occurrence that, individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect or (ii) any action taken by the Company or any of its Subsidiaries that, if such action was taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.01(a) through (t).

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Section 3.07.         Proxy Statement and Schedule 13E-3. None of the information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of Company Shareholders Meeting, or at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by Parent or Merger Sub specifically for inclusion therein. The Proxy Statement will comply in all material respects with the Exchange Act and the rules and regulations thereunder and all other applicable Laws.

Section 3.08.         Litigation. Except as set forth in Section 3.08 of the Company Disclosure Letter, there are no Proceedings, Orders or SEC inquiries or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective assets or properties, or any officer, director or employee of the Company or any of its Subsidiaries in such capacity, which (a) involves an amount in controversy in excess of $200,000, (b) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (c) could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Order which would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09.         Compliance with Laws, Orders, Permits and Regulations.

(a)          Each of the Company and its Subsidiaries has at all times been in compliance in all material respects with all applicable Laws and Orders (including Section 404 of the Sarbanes-Oxley Act) and, to the Knowledge of the Company, as of the date of this Agreement, is not under investigation with respect to, and has not been threatened to be charged with or given written notice of, any material violation of any Law or Order, except where the failure to so comply with such Law or Order or the effect of such investigation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits and no such Permit is the subject of any suit or pending proceeding seeking the revocation, suspension, non-renewal or material impairment of such Permit, except for such non-compliance or potential revocation, suspension, non-renewal or impairment, as has not had and would not reasonably be expected to have a Material Adverse Effect.

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(c)          Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder the (“FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 3.10.         Taxes.

(a)          Each of the Company and each of its Subsidiaries has (i) duly and timely filed (taking into account extensions) with the appropriate Taxing Authorities all material Tax Returns required to be filed by it in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid all Taxes shown as due and payable by it on such Tax Returns, (iii) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each of its Subsidiaries through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and (iv) complied in all material respects with all Laws applicable to the information reporting, payment and withholding of Taxes and has timely withheld and paid over to the respective proper Taxing Authorities all material Taxes required to be so withheld and paid over.

(b)          There is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Taxes or Tax Returns, in each case, the resolution of which would reasonably be expected to result in a material liability or obligation to the Company or any Subsidiary of the Company and no requests for waivers of time to assess any such Taxes have been granted and are still in effect, or are pending. Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity, tax allocation or similar agreement, whether express or implied, other than contracts or agreements entered into in the ordinary course of business or pursuant to the terms of commercial financing arrangements.

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(c)          There are no material Liens on any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any Tax (other than Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements).

(d)          There are no Tax rulings, requests for rulings, closing agreements or other similar agreements or rulings with respect to material Taxes (including any gain recognition agreements under Section 367 of the Code or any application for a change in accounting method under Section 481 of the Code) in effect or filed with any Taxing Authority relating to the Company or any of its Subsidiaries.

(e)          Since January 1, 2008, no material claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to Tax in such jurisdiction.

(f)          Neither the Company nor any of its Subsidiaries has entered into any transaction that is a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2). The transactions contemplated by this Agreement will not trigger any income or gain to the Company or any of its Subsidiaries for federal income tax purposes under Section 355(e) of the Code in respect of a distribution by the Company or any of its Subsidiaries occurring prior to the Closing.

Section 3.11.         Suppliers.

(a)          The term “Suppliers” refers to the suppliers or vendors that were among the top ten suppliers or vendors (measured by expenditures) of the Company and its Subsidiaries for the fiscal year ended July 27, 2013. Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Suppliers. No Supplier is a sole source of supply of any material goods, materials or services used by the Company or any Subsidiary. As of the date of this Agreement, none of the Suppliers has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate its relationship with the Company or any Subsidiary, except to the extent that such cancellation or termination has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)          As of the date of this Agreement, the Company has not received any written notice that the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, will result in any material loss of business or reduction in volume with any of the Suppliers. There exists no actual or, to the Knowledge of the Company, threatened, termination, cancellation or limitation of, or any adverse modification or change in, the business relationship between the Company or any Subsidiary, on the one hand, and any Supplier, on the other hand, except to the extent that such termination, cancellation, limitation, modification or change has not had and, if it occurred, would not reasonably be expected to have, a Material Adverse Effect.

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Section 3.12.         Real Estate; Assets.

(a)          Section 3.12(a)(i) of the Company Disclosure Letter contains a true, correct and complete list of all Owned Real Property. The Company or one or more of its Subsidiaries has good and marketable fee simple title to all Owned Real Property, each free and clear of all Liens, except Permitted Liens. Except as set forth in Section 3.12(a)(ii) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries (A) lease all or any part of the Owned Real Property or (B) has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Property.

(b)          Section 3.12(b)(i) of the Company Disclosure Letter contains a true, correct and complete list of all material real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary of the Company (including the improvements thereon, the “Leased Real Property”). The Company has made available to Parent a true, correct, and complete copy of each Lease for Leased Real Property to which the Company or any of its Subsidiaries is a party, including all amendments thereto. The Company or one of its Subsidiaries has valid leasehold estates in all Leased Real Property, each free and clear of all Liens, except Permitted Liens. The Company or one of its Subsidiaries has exclusive possession of each Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business, true, correct and complete copies of which have been provided to Parent.

(c)          Section 3.12(c)(i) of the Company Disclosure Letter contains a true, correct and complete list of all material personal property leased or subleased (whether as lessee or sublessee) by the Company or any Subsidiary of the Company (the “Leased Personal Property”). The Company has made available to Parent a true, correct, and complete copy of each Lease for Leased Personal Property to which the Company or any of its Subsidiaries is a party, including all amendments thereto. The Company or one of its Subsidiaries has good and valid title in all Leased Personal Property, each free and clear of all Liens, except Permitted Liens. The Company or one of its Subsidiaries has exclusive possession of the Leased Personal Property, other than any use and rights granted to third-party owners, lessors or licensees pursuant to agreements with respect to such property entered in the ordinary course of business, true, correct and complete copies of which have been provided to Parent.

(d)          Each Lease is in full force and effect and is valid and enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There is no default under any Lease either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder. Neither the Company nor any of its Subsidiaries has assigned (collaterally or otherwise) or granted any other security interest in the Leases or any interest therein.

(e)          (i) There are no pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any Leased Real Property, and (ii) the Company has not received any notice of the intention of any Governmental Entity or other Person to take any Leased Real Property.

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(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, except for that personal property that is no longer used or useful in the conduct of the Company Business or the respective businesses of each of its Subsidiaries, and in each case free and clear of all Liens other than Permitted Liens. The Owned Real Property and Leased Real Property constitute all interests in real property currently used, occupied or currently held for use in connection with the Company Business as currently conducted.

Section 3.13.         Employee Benefit Plans and Related Matters; ERISA.

(a)          Section 3.13(a) of the Company Disclosure Letter contains a correct and complete list of each material Company Benefit Plan. The term “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other employee compensation and benefit plan, policy, program, arrangement or payroll practice, including any multiemployer plan within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any current or potential liability.

(b)          The Company has provided or made available to Parent with respect to each and every Company Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination or opinion letter, if any, received by the Company or Subsidiary from the IRS regarding the tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year; and (vi) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401 (m), 410(b), 415, and 416 of the Code.

(c)          No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any ERISA Affiliate has any liability (contingent or otherwise) under any plan subject to Title IV of ERISA. No Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company, or any ERISA Affiliate has participated in or withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries. No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of its affiliation with any ERISA Affiliate to any material (i) Tax, penalty or fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws.

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(d)          With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified (taking into account all applicable matters, including under the Economic Growth and Tax Relief Reconciliation Act of 2001, the Pension Funding Equity Act of 2005 and the Pension Protection Act of 2006) and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code that could not reasonably be corrected without material liability to the Company or any Subsidiary thereof. All amendments and actions required to bring the Company Benefit Plans into conformity in all material respects with all applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time.

(e)          There are no material pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefits claims). No stock or other securities issued by the Company or any Subsidiary is held by any Company Benefit Plan.

(f)          Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company is in compliance in all material respects with Section 409A of the Code and the rules and regulations promulgated thereunder. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.

(g)          Neither the Company nor any Subsidiary thereof provides retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary. There has been no material violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or, similar requirements under other applicable Law, with respect to any Company Benefit Plan to which such continuation coverage requirements apply.

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(h)          Except as set forth in Section 3.13(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) in any material manner (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, consultant or director of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, vesting or funding (pursuant to a rabbi trust or otherwise) of any such compensation or benefits; or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.

(i)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(j)          All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have, in all material respects, been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all material requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k)          The Company Stock Purchase Plan was terminated effective as of December 31, 2007, and the Company has made no contributions to the Company Stock Purchase Plan since June 30, 1996. Any and all Common Shares issuable under the Company Stock Purchase Plan have been distributed to each employee in accordance with the terms and conditions of the Company Stock Purchase Plan and the Company has liquidated the Company Stock Purchase Plan in accordance with all applicable Laws and the terms and conditions of the Company Stock Purchase Plan.

Section 3.14.         Employees, Labor Matters.

(a)          Section 3.14(a) of the Company Disclosure Letter contains a list of the name of each full-time employee as of November 30, 2013 (including active employees and employees on maternity, military, short-term disability, long-term disability, holiday, jury duty, bereavement or other leave), together with such employee’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such employee in effect on such date.

(b)          None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to current or former employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees.

(i)          There is no unfair labor practice charge or complaint pending before any applicable governmental entity relating to the Company or any of its Subsidiaries or any employee thereof;

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(ii)         there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees;

(iii)        there is no representation claim or petition pending before any applicable governmental entity, and to the Knowledge of the Company, no question concerning representation exists relating to the employees of the Company or any of its Subsidiaries;

(iv)        there are no charges with respect to or relating to the Company or any of its Subsidiaries pending before any applicable governmental entity responsible for the prevention of unlawful employment practices; and

(v)         none of the Company or any of its Subsidiaries has received written notice from any governmental entity responsible for the enforcement of labor or employment Laws of an intention to conduct, and to the Knowledge of the Company, no such governmental agency intends to conduct, an investigation of the Company or any of its Subsidiaries and no such investigation is in progress.

(c)          Each of the Company and its Subsidiaries has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. Each of the Company and its Subsidiaries has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of I-9, and to the Knowledge of the Company, none of the Company or any of its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Each of the Company and its Subsidiaries has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company or any of its Subsidiaries, and no employee has ever brought or, to the Knowledge of the Company, threatened in writing to bring a claim for unpaid compensation or employee benefits, including overtime amounts. Each of the Company and its Subsidiaries is, and has been, in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”) and each similar state or local Law.

Section 3.15.         Intellectual Property Rights.

(a)          Section 3.15 of the Company Disclosure Letter sets forth a complete and correct list of all registered Intellectual Property owned, licensed or, to the Knowledge of the Company, otherwise used, by the Company or any of its Subsidiaries, excluding registered Off-the-Shelf Software and registered Internet domain names accessed by the Company or any of its Subsidiaries in the course of their accessing the Internet (the “Company Intellectual Property”). The Company or one of its Subsidiaries owns a complete and undivided interest in all material Company Intellectual Property free and clear of any Liens (other than Permitted Liens). The Company or one of its Subsidiaries has the right to use the material Company Intellectual Property in all material respects and will continue to have such right after Closing.

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(b)          All of the Company Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned.

(c)          The Company and its Subsidiaries (i) own, or have valid rights to use, all of the Intellectual Property used or held for use in, or necessary for the conduct of the Business, and (ii) have, at all times since the dates of their respective formations, owned or had valid rights to use all of the Intellectual Property used or held for use in the Business.

(d)          The Company and its Subsidiaries are in compliance in all material respects with contractual obligations relating to the protection of such of the Company Intellectual Property as they use pursuant to license or other agreement.

(e)          To the Knowledge of the Company, the conduct of the Business does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property, except for such infringements or conflicts that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, none of the Company Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company except for such infringements or uses as would not, individually and in the aggregate, have or reasonably be expected to have a Material Adverse Effect. None of the Company Intellectual Property is subject to any outstanding Order by or with any court, tribunal, arbitrator or other Governmental Entity.

Section 3.16.         Contracts.

(a)          Except as disclosed in the SEC Reports filed with or furnished to the SEC on or after June 14, 2011 or as set forth in Section 3.16(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)          any agreement which the Company or any of its Subsidiaries was required to file as an exhibit under Item 601(b)(10) of Regulation S-K under the Exchange Act or to disclose on a Current Report on Form 8-K that has not been so filed or disclosed;

(ii)         any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict in any material respect the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area in any manner or restricting the Company or any of its Subsidiaries from freely setting prices for its products (including “most favored customer” pricing provisions);

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(iii)        any other agreement pursuant to which the Company or any of its Subsidiaries is required to pay or is scheduled to receive (assuming full performance pursuant to the terms thereof) $150,000 or more during the 12-month period following the date of this Agreement;

(iv)        with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, any agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v)         any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, trust deed or other written agreement for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(vi)        any written agreement under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(vii)       any agreement or arrangement involving the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person (A) for aggregate consideration under such contract (or series of related contracts) in excess of $100,000 or (B) that contain representations, warranties, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, would reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $100,000 (in the case of each of clause (A) and (B), other than acquisitions or dispositions of inventory in the ordinary course of business);

(viii)      any contracts (or a series of related contracts) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $150,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $200,000 or more, in each case other than (I) those that can be terminated by the Company or any of its Subsidiaries on less than thirty-one (31) days’ notice without payment by the Company or any Subsidiary of any material penalty and (II) contracts entered into by the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(ix)         any contracts that are sales, distribution or other similar contracts providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provide for either (a) annual payments to the Company and its Subsidiaries of $150,000 or more or (b) aggregate payments to the Company and its Subsidiaries of $200,000 or more, in each case other than (I) those that can be terminated by the Company or any of its Subsidiaries on less than 61 days’ notice without payment by the Company or any Subsidiary of any material penalty and (II) contracts entered into in the ordinary course of business consistent with past practice;

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(x)          any agreement or arrangement that would prohibit or materially delay or have a Material Adverse Effect on the Merger and the transactions contemplated hereby;

(xi)         any contract relating to any currency hedging;

(xii)        any agreement or arrangement prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibiting the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibiting the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company;

(xiii)       any license agreements from which the Company and its Subsidiaries, taken as a whole, have received or paid $150,000 or more during the 12-month period ending with the most recent month end preceding the date of this Agreement, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries;

(xiv)      any written agreement that provides for the payment, increase or vesting of any benefits or compensation in connection with the Merger and the transactions contemplated hereby;

(xv)       any written agreement (A) that provides compensation, severance or other benefits or rights to any individual (including to any officer, director, employee or consultant) who currently receives annual compensation from the Company and/or any of its Subsidiaries of more than $100,000 or (B) pursuant to which the Company is or may become obligated to make any bonus or similar payment (whether in the form of cash or equity securities but excluding payments constituting base salary) to any individual (including to any officer, director, employee or consultant) who currently receives annual compensation from the Company and/or any of its Subsidiaries of more than $100,000;

(xvi)      Any written agreement that contains a put, call, collar, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(xvii)     any material settlement agreement or similar written agreement and any settlement agreement or similar written agreement with a Governmental Entity, in each case, under which the Company or any of its Subsidiaries has continuing obligations, liabilities or duties;

(xviii)    any written agreement that grants exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person or that limits or purports to limit in any material respect the ability of the Company or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material asset or business;

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(xix)       any written agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those written agreements in substantially the form of the standard agreements evidencing Stock Options or Company Awards provided or made available to Parent;

(xx)        any written agreement under which the Company has granted any Person any registration rights or under which any Person has granted the Company any registration rights; or

(xxi)       any other written agreement or group of related written agreements with the same party or group of affiliated parties (other than this Agreement or agreements between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company) under which any party to such written agreement or group of related written agreements is obligated to make payments (whether fixed, contingent or otherwise) in excess of $150,000 per annum or $250,000 during the life of the written agreement or group of written agreements.

(b)          Except for guarantees related to the Indebtedness relating to any written agreement set forth in Section 3.16(a)(v) above, neither the Company nor any of its Subsidiaries is a party to any written agreement of guarantee, support, or assumption with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

(c)          Except as set forth in the Company Financial Statements, neither the Company nor any of its Subsidiaries is a party to any written agreement for or relating to the employment by it of any director, employee or officer or other type of written agreement with any of its directors or officers that is not terminable by it without cost or other liability, including any written agreement requiring it to make a payment to any director, employee or officer as a result of the Merger, any transaction or any written agreement that is entered into in connection with this Agreement.

(d)          Except as set forth in the Company Financial Statements, neither the Company nor any of its Subsidiaries is a party to any written agreement in which its officers, directors, employees or shareholders or any members of their immediate families is directly or indirectly interested (whether as a party or otherwise), including, without limitation, any written agreements relating to loans to officers, directors, employees or shareholders or any members of their immediate families.

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(e)          All Company Contracts are in written form or summarized in Section 3.16(e) of the Company Disclosure Letter. The Company has delivered or made available to Parent a true, correct and complete written copy of each Company Contract, including all amendments thereto. Neither the Company nor any of its Subsidiaries is in material default under any Company Contract and no event has occurred with respect to the Company or any of its Subsidiaries or, to the Company’s Knowledge, with respect to any other contracting party, that (with or without the lapse of time or the giving of notice, or both) could reasonably be expected to (i) cause a material default under any Company Contract or (ii) give any party (A) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Company Contract, or (B) the right to cancel or terminate any Material Contract. Each of the Company Contracts is, and after the consummation of the transactions will continue to be, in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the Knowledge of the Company, the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.17.         Environmental Laws and Regulations. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect:

(a)          The Company and each of its Subsidiaries has complied during the past three (3) years, and is now in compliance with all applicable Environmental Laws and now holds and is in compliance with all Environmental Permits.

(b)          As of the date of this Agreement, no written notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries which remains unresolved, no pending complaint has been filed, no unpaid penalty or fine has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of the Company, threatened in writing by any Person involving the Company or any of its Subsidiaries relating to or arising out of any Environmental Law.

(c)          No Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently owned, leased, operated or used by the Company or any of its Subsidiaries that has resulted in or would reasonably be expected to result in any cost, liability, investigation or remediation obligation of the Company or any of its Subsidiaries under any Environmental Law.

(d)          Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person, has caused or taken any action that would reasonably be expected to result in any liability, investigation or remediation obligation of the Company or any of its Subsidiaries under any Environmental Law relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently owned, leased, operated or used by the Company or any of its Subsidiaries, or (ii) the use, management, handling, transport, treatment, generation, storage, or Release of, or exposure to, Hazardous Substances.

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Section 3.18.         Insurance Coverage. Section 3.18 of the Company Disclosure Letter sets forth a complete and accurate list of all insurance policies maintained by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums currently payable or previously due thereunder have been paid. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five (5) years prior.

Section 3.19.         Rights Agreement; Anti-Takeover Provisions.

(a)          The Company is not party to a rights agreement, “poison pill” or similar agreement or plan that would have the effect of preventing the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Assuming the satisfaction of the conditions set forth in Section 6.01, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 912 of the NYBCL) or any anti-takeover provision in the Company’s Constituent Documents is, or at the Effective Time will be, applicable to the Company or the transactions contemplated by this Agreement or the Ancillary Agreements, including the Merger, and if and to the extent the Board of Directors has taken, or will take, any action to exempt the Company or the transactions contemplated hereby from, or otherwise waive, amend, supplement or modify, any of the foregoing, the Company has provided, or will provide (as the case may be) Parent with a reasonable opportunity to review and comment on any related resolution, written consent or other document prior to the effectiveness thereof, and has provided (with respect to any such action taken prior to the date hereof) or will provide (with respect to any such action to be taken after the date hereof but before the Effective Time) true, correct and complete final copies of same to Parent promptly following the taking or effectiveness of such action.

Section 3.20.         Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, required to be reflected on or reserved against in a balance sheet in accordance with GAAP except (i) liabilities and obligations in the respective amounts recorded on or reserved against in the audited balance sheet of the Company and its Subsidiaries for the period ended July 27, 2013 contained in the Company Financial Statements (the “Company Balance Sheet”), (ii) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of the Company Balance Sheet and (iii) liabilities and obligations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

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Section 3.21.         Shareholder Approval. The affirmative vote (in person or by proxy) of the holders of issued and outstanding Common Shares, voting together as a single and separate class, representing at least two-thirds of all the votes entitled to be cast at the Company Shareholders Meeting by holders of Common Shares with respect to the adoption of this Agreement and the transactions contemplated hereby, is the only vote of holders of Common Shares of the Company required to adopt this Agreement under applicable Law and the Company’s governing documents (the “Company Shareholder Approval”).  On the date of this Agreement, the Company received duly executed, valid and binding written consents of the holders of the Series A Preferred Shares and the Series B Preferred Shares, respectively, each voting as a single and separate class, representing at least a majority of all the shares entitled to approve the adoption of this Agreement and the transactions contemplated hereby.  Such votes, together with the Company Shareholder Approval, satisfy the shareholder approval requirements of the NYBCL and the Company’s Constituent Documents in order for the Company to validly perform its obligations under this Agreement, and there is no other vote of, or actions required by, the shareholders of the Company required under the NYBCL and the Company’s Constituent Documents in order for the Company to validly perform its obligations under this Agreement.

Section 3.22.         Third Party Acquisition Agreements. The Company is not party to, and does not have any liability, duty or other obligation under, any merger agreement, stock purchase agreement, asset purchase agreement, joint venture agreement, or other similar agreement or understanding, whether written or oral, with any Third Party.

Section 3.23.         Opinion of Financial Advisor. The Lead Director has received the opinion of Cassel Salpeter & Co. LLC (“Cassel Salpeter”) to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the Merger Consideration to be received in the Merger pursuant to this Agreement by holders of Common Shares (other than the Rollover Shareholders, Parent and any of their respective Affiliates or Associates) is fair, from a financial point of view, to such holders. A true, complete and signed copy thereof will be delivered to Parent solely for informational purposes, promptly following receipt thereof by the Lead Director. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.24.         Brokers. No broker, finder or investment banker (other than Cassel Salpeter) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Cassel Salpeter pursuant to which such firm would be entitled to any payment relating to any of the transactions contemplated hereby, and any brokerage, finder’s or other fee or commission due to Cassel Salpeter in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of the Company shall be solely the responsibility of the Company or, after the Effective Time, the Surviving Corporation.

Section 3.25.         Investment Company. None of the Company or any Subsidiary is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.01.         Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.

Section 4.02.         Authority Relative to this Agreement and the Ancillary Agreements. Each of Parent and Merger Sub has all limited liability company or corporate power, respectively, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub, as applicable, have been duly and validly authorized by, in the case of Parent, its managing member and sole member, and in the case of Merger Sub, its board of directors and sole shareholder, and no other limited liability or corporate proceedings on the part of Parent or Merger Sub, as applicable, are necessary to authorize the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and the Ancillary Agreements and, assuming the due authorization, execution and delivery by the other parties thereto, such agreements constitute valid and binding obligations of each of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with their respective terms, subject, in each case, to the Bankruptcy and Equity Exception.

Section 4.03.         No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub, as applicable, and compliance by each of Parent and Merger Sub, as applicable, with any of the terms or provisions hereof or thereof, as applicable, will not (i) conflict with or violate the Constituent Documents of Parent or Merger Sub, (ii) assuming the Governmental Approvals referred to in clauses (i), (iii) and (iv) of Section 3.04(b) are obtained and the filing in clause (ii) of Section 3.04(b) is made, conflict with or violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Parent or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by each of Parent or Merger Sub of any of its obligations under this Agreement or the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby (a “Parent Material Adverse Effect”).

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(b)          The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and, in the case of Parent, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub, as applicable, will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by Parent or Merger Sub, except for (i) the Governmental Approvals and (ii) any other Consents, filings or notifications the failure of which to be obtained or made would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04.         Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Shareholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Schedule 13E-3 filed with the SEC concurrently with the filing of the Proxy Statement, will at the time of such filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with all applicable Laws. No Person other than the Rollover Shareholders and the Company (or Affiliates or Associates of any such Person) is required to file the Schedule 13E-3, and no disclosure regarding any Person other than the Rollover Shareholders and the Company (or Affiliates or Associates of any such Person) is required to be included in the Schedule 13E-3.

Section 4.05.         Brokers. No broker, finder or investment banker, is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.06.         Litigation. As of the date of this Agreement, there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of each of Parent or Merger Sub, threatened against Parent or Merger Sub, as applicable, which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, if adversely determined. As of the date of this Agreement, there is no order, writ or injunction of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub, as applicable, which is material to Parent or Merger Sub, as applicable.

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Section 4.07.         Financial Capability. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration, to pay all other amounts payable by Parent or Merger Sub under this Agreement (including pursuant to Section 1.08) and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01.         Conduct of Business of the Company. From the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to its terms, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), and except as set forth in Section 5.01 of the Company Disclosure Letter or as otherwise required by the Business Plan, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and shall use its reasonable best efforts to preserve intact its business organization, assets and goodwill and current beneficial relationships with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement or as otherwise required by the Business Plan, from the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)          adopt or propose any change in its certificate of incorporation or by-laws or other comparable organizational documents;

(b)          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions declared, set aside, made or paid (A) by any Subsidiary wholly owned by the Company or another Subsidiary to the Company or such other Subsidiary or (B) by the Company with respect to the Series A Preferred Shares or Series B Preferred Shares), (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(c)          issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of existing options or Warrants or the conversion of, or payment of dividends in kind with respect to, existing Series A Preferred Shares or Series B Preferred Shares, in each case in accordance with their present terms, and (ii) pursuant to the existing written contracts or commitments set forth on Section 5.01(c) of the Company Disclosure Letter;

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(d)          merge or consolidate with any other Person, or acquire an amount of assets or equity of any other Person (exclusive of goods purchased in the ordinary course of business consistent with past practice).

(e)          sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Subsidiary of the Company) except (i) pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to Parent prior to the date of this Agreement), (ii) sales of inventory in the ordinary course of business consistent with past practice or (iii) the extension or termination of Leases in the ordinary course of business.

(f)           (i) make any loans, advances or capital contributions to, or investments in, any Person other than pursuant to any contract or other legal obligation existing at the date of this Agreement as set forth in Section 5.01(f) of the Company Disclosure Letter, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances, other than any of the foregoing in existence as of the date of this Agreement and other than borrowings in the ordinary course of business consistent with past practices under credit facilities of the Company or any of its Subsidiaries in existence as of the date of this Agreement, (iii) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (iv) make or commit to make any capital expenditure other than in an amount not to exceed $50,000 individually or $150,000 in the aggregate;

(g)           (i) other than in the ordinary course of business consistent with past practice, increase the compensation or benefits payable or to become payable to the current or former directors, officers, consultants or employees of the Company, or any of its Subsidiaries, (ii) establish, adopt, enter into or amend any plan, agreement, trust, fund, policy or arrangement that is, or would be considered, a Company Benefit Plan, except as contemplated by this Agreement or to the extent required by applicable Law, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (iv) take any affirmative action to accelerate the vesting of any compensation, except as contemplated by this Agreement, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or agreements or awards made thereunder), other than contributions (whether in stock or cash) made to Company Benefit Plans as required by the terms of such plans and consistent with past practice, (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vii) make any material determinations not in the ordinary course of business consistent with past practice under any Company Benefit Plan, (viii) grant or promise any tax offset payment award under any Company Benefit Plan, (ix) hire or terminate the employment of any employee at the level of vice president or above, other than “for cause”, or (x) adopt or implement any shareholder rights plan, “poison pill” or similar arrangement or plan that is applicable to the Merger;

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(h)          other than in the ordinary course of business consistent with past practice, settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (each, a “Proceeding”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding other than such settlements and compromises that relate to Taxes (which are the subject of Section 5.01(i)) or that, individually or in the aggregate, are not material to the Business or the Company;

(i)          (i) make or rescind any express or deemed material election relating to Taxes or consent to any extension of the limitations period applicable to any material Tax claim or assessment, (ii) settle or compromise any Proceeding relating to a material Tax claim, enter into a closing or similar agreement with any Taxing Authority relating to any material Taxes or surrender any right to obtain a material Tax refund, credit, offset or other reduction in Tax liability, (iii) file any amended material Tax Return (other than to correct an identified error), (iv) request a ruling relating to material Taxes or (v) change any material method of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns for the taxable year ending December 31, 2012;

(j)          other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate, or assign, waive, release or relinquish any material rights or claims under, or grant any material consents under any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any of the Subsidiaries, (iii) enter into any new contract or agreement that contains a change in control provision in favor of the other party or parties thereto or that would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby, or (iv) modify, amend or enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date of this Agreement or, once entered into, assign, waive, release or relinquish any material rights or claims thereunder, or grant any material consents thereunder;

(k)          enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any of its Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(l)          change any method of accounting or accounting principles or practices by the Company or any of its Subsidiaries, except for any such change required by a change in GAAP or a change in applicable Law;

(m)          other than in the ordinary course of business consistent with past practice, terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

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(n)          approve, adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(o)          abandon, dedicate to the public, convey title to or grant licenses under (other than in the ordinary course of business consistent with past practice) any material Intellectual Property or Trade Secrets of the Company or any of its Subsidiaries;

(p)          other than in the ordinary course of business consistent with past practice, accelerate or delay the payment of any material accounts payable or extend or make any agreement to extend, the payment terms of any material accounts receivable;

(q)          revalue in any material respect any of its assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as may be consistent with GAAP;

(r)          permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official, in each case, in violation of the FCPA or other applicable Law;

(s)          take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VI not being satisfied or (ii) materially impair the ability of the Parties to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

(t)          agree or commit to do any of the foregoing.

Section 5.02.         Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) any material failure of the Company, on the one hand, or Merger Sub or Parent, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or modify the representations, warranties or agreements of the Parties or the conditions to the performance by the Parties hereunder.

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Section 5.03.         Indemnification; Directors’ and Officers’ Insurance.

(a)          Parent and the Company agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Effective Time, is a present or former director or officer of the Company or any of its Subsidiaries (each, an “Indemnified Person”) as provided in the Constituent Documents of the Company or any of such Subsidiaries, in effect as of the date of this Agreement, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. Until the sixth anniversary of the Closing Date, the Constituent Documents of the Surviving Corporation and the Constituent Documents of its Subsidiaries shall, with respect to matters occurring at or prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company’s Constituent Documents or in the Constituent Documents of the Surviving Corporation’s Subsidiaries in effect as of the date of execution of this Agreement, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth (6th) anniversary of the Effective Time in any manner that would adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring at or prior to the Effective Time. Parent and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such person and the Company or any of its Subsidiaries, as the case may be, or under Law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or Law. In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to one or more Persons in one or more transactions, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 5.03.

(b)          Prior to the Effective Time, the Company shall purchase a fully-paid, non-cancellable “tail” policy under the Company’s existing directors’ and officers’ insurance policy, in a form reasonably acceptable to Company and Parent (a correct and complete copy of which will be provided or made available to Parent), which (i) has an effective term of six years from the Effective Time, (ii) covers the Indemnified Persons for actions and omissions of such Indemnified Persons (in their capacities as officers and directors) occurring at or prior to the Effective Time and (iii) contains terms with respect to coverage and amount no less favorable than those of the applicable policy in effect on the date of this Agreement; provided, however, that in no event shall the Company be permitted to expend for such tail policy in excess of 300% of the annual premium currently provided by the Company for its existing policy of directors’ and officers’ liability insurance; and provided, further, that if the premium of such insurance coverage exceeds such amount, the Company shall be permitted to obtain a policy with the greatest coverage available for a cost not to exceed such amount.

Section 5.04.         Access and Information. The Company shall afford to Parent and its Representatives such access during normal business hours throughout the period prior to the Effective Time to the Company’s books, records (including Tax returns), contracts, financial and other data, properties and facilities (and, if requested by Parent, to conduct, at the sole cost of Parent, an environmental assessment of such properties and facilities), personnel, auditors, management reports and to such other information as Parent shall reasonably request. Prior to the Effective Time, the Company shall provide to Parent and its Representatives, promptly when available, (i) financial statements of the Company and its Subsidiaries (including balance sheet, income statement and statement of cash flows) for each quarter and month through the Effective Time, as prepared by management (whether for internal use or otherwise), (ii) a copy of each report, schedule, registration statement and other document filed by the Company or any of its Subsidiaries after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities Laws, and (iii) any update of quarterly projections.

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Section 5.05.         Publicity. Parent and the Company have agreed upon the text of a press release to be issued with respect to this Agreement and the transactions contemplated hereby. None of the Parties shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by Law (provided that, in any such event, the Company shall provide Parent a reasonable opportunity to review and comment on such public announcement).

Section 5.06.         Efforts to Consummate.

(a)          Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees (and shall cause its respective Subsidiaries) to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts to (i)obtain all necessary Consents from other parties to material agreements, leases and other contracts, including those set forth in Section 3.04 of the Company Disclosure Letter, (ii) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, (iii) obtain all necessary Consents from Governmental Entities as are required to be obtained under any applicable Law, (iv) lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and (v) effect any necessary registrations and filings and submissions of information requested or required by Governmental Entities, including those contemplated by or required in connection with the performance of the obligations contained in Section 1.10.

(b)          The Parties shall use their respective reasonable best efforts to resist, contest or defend any Proceeding challenging the Merger or the completion of the transactions contemplated hereby. Subject to applicable Law and the instructions of any Governmental Entity, the Parties shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by such Party or any of their respective subsidiaries, from any Governmental Entity and/or Third Party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

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(c)          In connection with and without limiting the generality of clause (v) of Section 5.06(a), each of the Parties hereto shall make or cause to be made, in consultation and cooperation with the others and as promptly as practicable after the date of this Agreement (but in any event, within ten (10) Business Days following the date of this Agreement), all necessary registrations, declarations, notices and filings relating to the Merger with any other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws.

Section 5.07.         No Solicitation.

(a)          The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to (and shall use its reasonable best efforts to cause such Persons not to), directly or indirectly (i) except with respect to the Persons set forth in Section 5.07 of the Company Disclosure Letter, initiate, induce, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiry or the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) approve, adopt or recommend, or propose to approve, adopt or recommend, any Takeover Proposal or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that would reasonably be expected to lead to, any Takeover Proposal, (iii) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or breach its obligations hereunder, or propose or agree to do any of the foregoing, (iv) except with respect to the Persons set forth in Section 5.07 of the Company Disclosure Letter, fail to enforce, or grant any waiver under, any standstill or similar agreement with any Person or (v) except with respect to the Persons set forth in Section 5.07 of the Company Disclosure Letter, engage in, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to the Company in connection with or in response to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Except with respect to the Persons set forth in Section 5.07 of the Company Disclosure Letter, the Company shall, and shall direct each of its Subsidiaries and each agent or representative of any of the foregoing to, immediately cease any discussions, negotiations, or communications with any party with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the receipt of the Company Shareholder Approval, the Company or the Lead Director or its Representative may, in response to a bona fide written Takeover Proposal that did not result from a breach of this Section 5.07(a), and subject to compliance with Section 5.07(c):

(A)         contact the party that submitted such Takeover Proposal to clarify the terms and conditions thereof;

(B)         furnish information or data with respect to the Company or any of its Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a customary confidentiality agreement, provided that (i) such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to this Section 5.07, and (ii) all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

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(C)         engage in, continue or otherwise participate in discussions or negotiations regarding, and otherwise cooperate with or take any other action to facilitate, such Takeover Proposal.

provided, in the case of clause (B) and (C), that the Lead Director determines in good faith, by resolution duly adopted, after consultation with its outside legal counsel of nationally or regionally recognized reputation (including Graubard Miller) and with its financial advisor of nationally or regionally recognized reputation (including Cassel Salpeter), that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall promptly notify Parent (within one (1) Business Day) in writing of any such determination by the Lead Director that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall promptly inform its Representatives of the obligations undertaken in this Section 5.07. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.07 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.07 by the Company.

(b)          As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, and in any case within one (1) Business Day after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms (including the price) and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent reasonably informed on a current basis of the status of any such Takeover Proposal, including any material changes to the terms and conditions thereof, and promptly (but in any event within one (1) Business Day after the receipt thereof) provide Parent with copies of all written or e-mail correspondence or other communications and other written materials, and summaries of all oral correspondence or other communications, sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal. The Lead Director shall promptly consider in good faith (in consultation with its outside legal counsel of nationally or regionally recognized reputation (including Graubard Miller) and with its financial advisor of nationally or regionally recognized reputation (including Cassel Salpeter)), any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Takeover Proposal. The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Laws or to otherwise cause such restrictions not to apply.

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(c)          Except as permitted by this Section 5.07(c) or Section 5.07(d), neither the Board of Directors nor any committee thereof, nor the Lead Director, shall, directly or indirectly, (i) effect a Change in the Company Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (ii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act or (iii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. At any time prior to the Company Shareholder Approval having been obtained, but not after, the Board of Directors or the Lead Director may, in response to a Superior Proposal, effect a Change in the Company Recommendation or approve and enter into any agreement related to any Superior Proposal, provided that the Lead Director determines in good faith, by resolution duly adopted after consultation with its outside legal counsel of nationally or regionally recognized reputation (including Graubard Miller) and with its financial advisor of nationally or regionally recognized reputation (including Cassel Salpeter), that the failure to do so would constitute a breach of the Lead Director’s fiduciary duties to the shareholders of the Company under applicable Law; provided, further, that the Board of Directors or the Lead Director may not effect a Change in the Company Recommendation pursuant to this Section 5.07(c) or approve and enter into any agreement related to any Superior Proposal unless (i) the Lead Director shall have first provided prior written notice to Parent of its intention to make such Change in the Company Recommendation, at least five (5) Business Days in advance of taking such action, which notice shall include the reasonable details regarding the cause for, and nature of, the Change in the Company Recommendation (including, without limitation, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making such proposal, together with a reasonably detailed description of the reasons for making such Change in the Company Recommendation), and (ii) Parent does not make, after being provided with reasonable opportunity to have good faith negotiations with the Lead Director (to the extent Parent and Merger Sub desire to have such negotiations), within five (5) Business Days of receipt of such notice, an offer that the Lead Director determines, in good faith after consultation with its legal and financial advisors, results in the applicable Takeover Proposal no longer being a Superior Proposal. In the event of any material revisions to a Superior Proposal, the Company shall be required to deliver a new notice to Parent and to comply with the requirements of this Section 5.07(c) with respect to such new written notice.

(d)          Nothing contained in this Section 5.07 shall prohibit the Company, the Board of Directors or the Lead Director from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or (ii) making any disclosure to the shareholders of the Company or taking any other action required to comply with applicable Law (including their fiduciary duties thereunder). Any public disclosure by the Company relating to a Takeover Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in the Company Recommendation unless the Board of Directors expressly publicly reaffirms its approval or recommendation of this Agreement and the Merger in such disclosure, or in the case of a “stop, look and listen” or similar communication, in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) Business day period under Rule 14d-9(f) under the Exchange Act and (ii) two (2) Business Days before the Company Shareholders Meeting.

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(e)          For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for the references to 10% therein) (any of the foregoing, a “Business Combination Transaction”) with any Third Party, (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 20% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 20% of any class of its equity securities as consideration for assets or securities of a Third Party, (iii) any direct or indirect acquisition by any Third Party of 20% or more of any class of capital stock of the Company or of 20% or more of the consolidated assets of the Company and its Subsidiaries, in a single transaction or a series of related transactions or (iv) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) a majority of the voting power of the Company’s capital stock or (ii) a majority of the consolidated assets of the Company and its Subsidiaries, which Business Combination Transaction or other purchase or acquisition contains terms and conditions that the Lead Director determines in good faith, by resolution duly adopted after consultation with its outside legal counsel of nationally or regionally recognized reputation (including Graubard Miller) and with its financial advisor of nationally or regionally recognized reputation (including Cassel Salpeter)), based on the written advice of such legal counsel and legal advisor, would result in a transaction that (A) if consummated, would be more favorable to the Public Shareholders than the Merger and the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement and including in each case the risks, probabilities and timing of consummation), and (B) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.08.         Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any shareholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent, which shall not be unreasonably withheld or delayed.

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Section 5.09.         Expenses. Except as expressly set forth in Section 7.03, all Expenses shall be paid by the party incurring such Expenses (it being understood and agreed that Expenses associated with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of shareholder approvals shall be borne by the Company), provided that, in the event the Closing occurs, any such Expenses incurred by Parent and its Affiliates shall be paid by the Surviving Corporation.

Section 5.10.         Transfer Taxes. Subject to the provisions of Section 2.02(b), all Transfer Taxes, including any Transfer Taxes attributable to the transfer, if any, of a controlling interest in the Real Property, incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, shall be paid by either Parent or the Surviving Corporation and expressly shall not be a liability of any holder of Company Shares. The Company shall cooperate with Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all of the Real Property and any information with respect to such Real Property that is reasonably necessary to complete such Tax Returns. The portion of the Merger Consideration allocable to the Real Property shall be determined by Parent in its reasonable discretion.

Section 5.11.         Ancillary Agreements. At the Closing, the Parties shall duly execute and deliver to each other, or cause to be duly executed and delivered, those Ancillary Agreements to which the Company is a party between them not entered into concurrently herewith.

Section 5.12.         Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13.         Governance Matters. The Company shall take all reasonable action to cause, effective at the Effective Time, if requested by Parent, the resignations of such directors of the Company and/or its Subsidiaries as Parent may request.

Section 5.14.         SEC Reports. During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other federal securities Laws.

ARTICLE VI

CONDITIONS

Section 6.01.         Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver (by mutual written consent of the Parties,) at or prior to the Closing of each of the following conditions:

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(a)          Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)          No Order. No court of competent jurisdiction or United States federal or Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the Parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

Section 6.02.         Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein as to materiality or Material Adverse Effect, shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of each of the foregoing clauses (i) and (ii), where such failures to be true and correct, taken as a whole, have not had, and would not reasonably be expected to have, a Material Adverse Effect. The Parent shall have received a certificate signed by an executive officer of the Company, on behalf of the Company, to such effect.

(b)          Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed by an executive officer of the Company, on behalf of the Company, to such effect.

(c)          No Material Adverse Change. Since July 27, 2013, there shall not have been any states of facts, events, changes, effects, developments, conditions or occurrences (or, with respect to states of facts, events, changes, effects, developments, conditions, or occurrences existing prior to such date, any worsening thereof) that, when taken as a whole, have had, or would reasonably be expected to have, a Material Adverse Effect.

(d)          Tax Certification. Parent shall have received a certification from the Company in the form prescribed by Treasury regulations under Section 1445 of the Code to the effect that the Company is not (and was not at any time during the five-year period ending on the Closing Date) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

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(e)          Dissenting Shares. The aggregate number of Dissenting Shares shall not equal or exceed ten percent (10%) of the issued and outstanding Common Shares immediately prior to the Effective Time.

Section 6.03.         Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement, including the Merger, is subject to the satisfaction or waiver by the Company on or prior to the Closing Date, of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Merger Sub and Parent set forth in this Agreement, disregarding all qualifications and exceptions contained therein as to materiality or Parent Material Adverse Effect, shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of each of the foregoing clauses (i) and (ii), where such failures to be true and correct, taken as a whole, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent, on behalf of Parent, to such effect.

(b)          Performance of Obligations of Merger Sub and Parent. Each of Merger Sub and Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement and the Ancillary Agreements at or prior to the Closing Date. The Company shall have received a certificate signed by an executive officer of Parent, on behalf of Parent, to such effect.

(c)          Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by each party thereto (other than the Company) and shall be in full force and effect.

Section 6.04.         Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.06.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01.         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Shareholder Approval:

(a)          by mutual written consent of Parent and the Company (acting at the direction of the Lead Director);

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(b)          by either Parent or the Company (with the prior approval of the Lead Director), if:

(i)          the Merger shall not have been consummated by the Termination Date; provided, that the right to terminate the Agreement in accordance with this Section 7.01(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement (including the obligation to effect the Merger on the day specified in Section 1.02) has been the primary cause of the failure of the Merger to be consummated by such time;

(ii)         any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the Party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable, provided, that the right to terminate the Agreement in accordance with this Section 7.01(b)(ii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the primary cause of any such order, decision, opinion, decree or other action; or

(iii)        the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting or any adjournment or postponement thereof;

(c)          by Parent, if:

(i)          the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Termination Date or if capable of being cured, shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent, and (B) would result in a failure of any condition set forth in Sections 6.02(a) or (b), provided, that Parent’s right to terminate this Agreement in accordance with this Section 7.01(c)(i) shall not be available if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)         a Change in the Company Recommendation shall have occurred;

(d)          by the Company (with the prior approval of the Lead Director), if:

(i)           Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub, as the case may be, prior to the Termination Date or if capable of being cured, shall not have been cured within 30 days following receipt by Parent of written notice of such breach or failure to perform from the Company and (B) would result in a failure of any condition set forth in Sections 6.03(a) or (b), provided, that the Company’s right to terminate this Agreement in accordance with this Section 7.01(d) shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

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(ii)         the Board of Directors, upon the recommendation of the Lead Director, causes the Company to enter into any agreement related to any Superior Proposal pursuant to Section 5.07, provided that the Company has complied with all provisions thereof, including the notice provisions therein, in all material respects.

Section 7.02.         Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any Party, except for the provisions of this Section 7.02, Section 7.03 and Article VIII, each of which shall remain in full force and effect; provided, however, that the Company shall not be relieved or released from any liability or damages arising from a willful or intentional material breach of any provision of this Agreement prior to the time of such termination.

Section 7.03.         Termination Fees; Expenses in the Event of Change in Company Recommendation or Termination.

(a)          Except as otherwise provided herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          If this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), and as a condition precedent to the effectiveness of such termination, the Company shall pay to Parent by wire transfer of same day funds to an account designated by Parent within two (2) Business Days after such termination, a fee in an amount equal to $300,000 (the “Company Termination Fee”).

(c)          In addition, the Company shall reimburse Parent for the Expenses of Parent (not to exceed $300,000 in the aggregate) if this Agreement is terminated in accordance with Section 7.01(c)(ii) or 7.01(d)(ii). Any such reimbursement shall be paid by wire transfer of same day funds to an account designated by Parent within two (2) Business Days after demand therefor by Parent following the termination event giving rise to the reimbursement obligation.

(d)          If this Agreement is terminated by the Company pursuant to Section 7.01(d)(i) due to a material knowing, willful and intentional breach by Parent or Merger Sub of this Agreement, and at the time of such termination, (i) the Company is then ready, willing and able to consummate the Closing, and (ii) the conditions set forth in Section 6.02 are satisfied or waived, Parent shall pay to the Company by wire transfer of same day funds to an account designated by the Company, a fee in an amount equal to $300,000 (the “Parent Termination Fee”), within two (2) Business Days after such termination, and reimbursement for the Expenses of the Company (not to exceed $300,000 in the aggregate), within two (2) Business Days after demand therefor by the Company following the termination event giving rise to the reimbursement obligation, which such payment of the Parent Termination Fee and Expense reimbursement shall be the Company’s sole remedy in connection with a termination by Company of this Agreement as described in this Section 7.03(d). For the avoidance of doubt, in connection with a termination by Company of this Agreement as described in this Section 7.03(d), under no circumstances shall the Company be (A)  entitled to monetary damages other than the Parent Termination Fee and Expense reimbursement or (B)  permitted or entitled to receive any injunction, specific performance or other equitable relief.

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(e)          In addition, Parent shall reimburse the Company for the Expenses of the Company (not to exceed $300,000 in the aggregate) if this Agreement is terminated in accordance with Section 7.01(d)(i), in circumstances other than those set forth in Section 7.03(d). Any such Expense reimbursement shall be paid by wire transfer of same day funds to an account designated by the Company within two (2) Business Days after demand therefor by the Company following the termination event giving rise to the reimbursement obligation. For the avoidance of doubt, in connection with a termination by Company of this Agreement as described in this Section 7.03(e), under no circumstances shall the Company be (A)  entitled to monetary damages other than the Expense reimbursement, or (B)  permitted or entitled to receive any injunction, specific performance or other equitable relief.

(f)          Notwithstanding anything to the contrary contained herein (including Section 7.02), the Company’s right to receive the Parent Termination Fee and/or Expense reimbursement from Parent shall be the sole and exclusive monetary remedy of the Company or any of its former, current or future shareholders, directors, officers, employees, representatives, agents or Affiliates (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Rollover Shareholders, the parties to the Rollover Agreement or any of their respective direct or indirect former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers, employees, representatives, agents or Affiliates (collectively, the “Parent-Related Parties”) for, and the Company shall be deemed to have waived all other monetary remedies with respect to, any loss suffered as a result of any failure of the Merger to be consummated or for any breach by Parent or Merger Sub of its obligation to consummate the Merger or any representation, warranty, covenant or agreement set forth herein or for any breach by any Parent-Related Party of any representation, warranty, covenant or agreement set forth in any Ancillary Agreement, and upon payment of such amount none of the Parent-Related Parties shall have any further liability or obligation relating to or arising out of this Agreement and the Ancillary Agreements.

(g)          In the event that the Company or Parent shall fail to pay the Company Termination Fee or the Parent Termination Fee, respectively, required pursuant to this Section 7.03 when due, the Company Termination Fee and the Parent Termination fee, as the case may be, shall accrue interest for the period commencing on the date the Company Termination Fee or the Parent Termination Fee, as the case may be, became past due, at a rate equal to the prime rate of interest as published in the Wall Street Journal on the date that such payment was due. In addition, if the Company or Parent shall fail to pay the Company Termination Fee or the Parent Termination Fee, respectively, when due, the defaulting party shall pay to the other party all of its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect the Company Termination Fee or the Parent Termination Fee, as the case may be. Each of the Company and Parent acknowledges that the Company Termination Fee, the Parent Termination Fee and the other provisions of this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company, as the case may be, would not enter into this Agreement.

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(h)          Parent acknowledges and agrees that the Company Termination Fee contemplated by this Section 7.03 shall be payable by the Company on only one occasion, whether or not the facts or circumstances giving rise to the Company’s obligation to pay the Company Termination Fee may otherwise trigger an obligation to pay the Company Termination Fee under more than one subsection of this Section 7.03 or on more than one occasion pursuant to the same subsection of this Section 7.03. The Company acknowledges and agrees that the Parent Termination Fee contemplated by this Section 7.03 shall only be payable by Parent on one occasion in accordance with this Section 7.03 and there are no other facts or circumstances contemplated by this Agreement or otherwise which would give rise to Parent’s obligation to pay the Parent Termination Fee.

Section 7.04.         Amendment; Company Action. This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company (or Lead Director, if applicable) may be granted except pursuant to an instrument in writing signed by or on behalf of the Company (or Lead Director, if applicable) following approval of such action by the Lead Director and signed by Parent; provided, however, that following the Company Shareholder Approval at the Company Shareholders Meeting, if applicable, no amendment may be made to this Agreement that by law requires further approval or authorization by the shareholders of the Company or Merger Sub without such further approval or authorization. From and after the date of this Agreement, the Board of Directors shall act solely through the Lead Director with respect to any actions of the Company to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement.

Section 7.05.         Extension and Waiver. At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval at the Company Shareholders Meeting, if applicable:

(a)          the Lead Director on behalf of the Company may, but shall not be obligated to, (i) extend the time for the performance of any of the obligations or other acts of Merger Sub and Parent, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Merger Sub or Parent pursuant hereto or (iii) waive compliance by Merger Sub or Parent with any of the agreements or with any conditions to the Company’s obligations.

(b)          Parent may, but shall not be obligated to, (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company with any of the agreements or with any conditions to Merger Sub or Parent’s obligations.

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(c)          Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.         Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement in accordance with Section 7.01, as the case may be, except that the agreements set forth in Sections 7.02, 7.03 and this Article VIII shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 8.02.         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

(a)          If to Parent or Merger Sub:

c/o Harbinger Group Inc.

450 Park Avenue, 30th Floor

New York, New York 10022

Telecopier: (212) 339-5801

Email: GCheliotis@Harbingergroupinc.com

Attention: Legal Department

with a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

Telecopier: (212) 822-5171

Email: AKaye@milbank.com and RHlawaty@milbank.com

Attention:    Alexander M. Kaye, Esq.

Roland Hlawaty, Esq.

(b)          If to the Company:

Frederick’s of Hollywood Group Inc.

6255 Sunset Boulevard, 6th Floor

Hollywood, CA 90028

Telecopier: (866) 401-9757

Email: marci.frankenthaler@fredericks.com

Attention: Legal Department

&

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Frederick’s of Hollywood Group Inc.

8 W. 38th St., Suite 802

New York, NY 10018

Telecopier: (866) 401-9757

Email: marci.frankenthaler@fredericks.com

Attention: Legal Department

with a copy to (which shall not constitute notice):

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, NY 10174-1901

Telecopier: (212) 818-8881

Email:         dmiller@graubard.com

plucido@graubard.com

Attention:    David Alan Miller, Esq.

Paul Lucido, Esq.

(c)          If to the Lead Director:

Milton Walters

Lead Director

Tri-River Capital

82-2 Mount Archer Road

Lyme, CT 06371

Telecopier: (860) 598-9290

Email: mjw@tririv.com

with a copy to (which shall not constitute notice):

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, NY 10174-1901

Telecopier: (212) 818-8881

Email:         dmiller@graubard.com

plucido@graubard.com

Attention:    David Alan Miller, Esq.

Paul Lucido, Esq.

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Section 8.03.         Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal Law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York located in the borough of Manhattan (and any appellate court thereof) and the United States District Court for the Southern District of New York (and any appellate court thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. To the extent permitted by Law, the Company hereby irrevocably agrees that any suit, action or other proceeding brought by it or its Affiliates against any Parent-Related Party or its Affiliates or its or their respective Representatives (including any lender agent or lender) shall be brought, heard and determined solely in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.02 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 8.04.         Entire Agreement; Assignment. This Agreement (together with the Exhibits hereto and the Company Disclosure Letter) and the Ancillary Agreements to which the Company is a party, where applicable, contain the entire agreement among the Parties with respect to the Merger and the other transactions contemplated hereby and thereby and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, or, after the Closing, to any Affiliate of Parent, without the consent of the Company, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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Section 8.05.         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.06.         Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 8.07.         Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

Section 8.08.         Remedies.

(a)          The Company hereby agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed by the Company in accordance with the terms hereof and that Parent and/or Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at Law or in equity. The Company hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. Except as otherwise provided herein, all remedies available to Parent or Merger Sub under this Agreement, at Law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by Parent and/or Merger Sub of a particular remedy shall not preclude the exercise by Parent or Merger Sub of any other remedy. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstance shall the Company be permitted or entitled to receive both a grant of injunction, specific performance or other equitable relief pursuant to this Section 8.08 and payment of the Parent Termination Fee or other amounts payable pursuant to Section 7.03.

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(b)          The Parties hereto further agree that (i) the current, former and prospective members of Parent and their respective Affiliates (other than Parent and Merger Sub) are not Parties to this Agreement, (ii) the Company shall not have any right to cause any monies or other assets to be contributed to Parent or Merger Sub by any current, former or prospective holder of interests in Parent or any of their respective Affiliates, trustees or beneficiaries, and (iii) the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective holder of interests in Parent or any Affiliate, trustee or beneficiary thereof.

Section 8.09.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.10.         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.10.

Section 8.11.         Definitions. As used in this Agreement:

“Affiliate” has the meaning set forth in Rule 12(b)-2 under the Exchange Act. As “Affiliates” is used in this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Rollover Shareholders, any Rollover Shareholder, Parent or Merger Sub.

“Ancillary Agreements” means the Voting Agreement, the Rollover Agreement and the Series A Preferred Stock Purchase Agreement.

“Associate” has the meaning set forth in Section 912(a)(3) of the NYBCL.

“Business” means the business and operations of the Company and its Subsidiaries as currently conducted.

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“Business Plan” means that certain business plan of the Company described in Section 8.11 of the Company Disclosure Letter.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Company Contracts” means the agreements, commitments, arrangements, understandings and plans listed or required to be listed in Section 3.16(a) of the Company Disclosure Letter.

“Company Financial Statements” means the audited consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports together, in the case of year-end statements, with reports thereon by the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of operations, a consolidated statement of changes in shareholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Company Stock Purchase Plan” means the Employee Stock Ownership and Capital Accumulation Plan as adopted by the Company.

“Consents” means consents, approvals, waivers, authorizations, permits, filings or notifications.

“Constituent Documents” means with respect to any entity, the certificate or articles of incorporation, the by-laws of such entity or any similar charter or other organizational documents of such entity, as amended.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, together with the rules and regulations promulgated thereunder.

“Environmental Law” means any foreign, federal, state or local Law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any Subsidiary of the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

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“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means the Rollover Shares and any Company Shares held by the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury.

“Expenses” of a Person means all reasonable fees and expenses, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Substances” means any substance, material or waste that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of local franchising authorities, or suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

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“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, moral rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets, and all other intellectual property rights.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (i) when used with respect to Parent or Merger Sub, the actual knowledge as of the date of this Agreement of any fact, circumstance or condition of the Chief Executive Officer or Chief Financial Officer of Parent or Merger Sub, respectively, and (ii) when used with respect to the Company, the actual knowledge as of the date of this Agreement of any fact, circumstance or condition of the Chief Executive Officer or Chief Financial Officer of the Company.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state, local and federal laws or securities laws and laws of foreign jurisdictions.

“Lease” means all leases, subleases and other agreements together with all amendments, extensions and renewals thereof under which the Company or any of its Subsidiary leases, uses or occupies, or has the right to use or occupy, any real or personal property.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, adverse claim, encumbrance, lien (statutory or other), option to purchase or otherwise acquire any interest, other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means any effect that is or would reasonably be expected to be, together with any other effects, materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or would reasonably be expected to materially impair the Company’s ability to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed to constitute or contribute to a Material Adverse Effect: (A) any adverse effect that results from general economic or market conditions (including changes in financial, securities or currency markets, changes in prevailing interest rates or exchange rates) and that does not disproportionately affect the Company or any of the Company’s Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any such Subsidiary operates, (B) any adverse effect generally affecting the industry or industry sectors in which the Company or any of the Company’s Subsidiaries operates that does not disproportionately affect the Company or any of the Company’s Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any such Subsidiary operates, (C) changes, after the date of this Agreement, in Law or applicable accounting regulations (including GAAP) or principles or interpretations thereof, or political, legislative or business conditions in the countries in which the Company or any of its Subsidiaries operates, that do not disproportionately affect the Company or any of the Company’s Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any such Subsidiary operates, (D) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of the date of this Agreement that do not disproportionately affect the Company or any of the Company’s Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any such Subsidiary operates, (E) any failure by the Company to meet internal or published projections, forecasts or estimates of revenue, earnings or other financial or operating metrics (but not any event, condition, fact, change, occurrence or effect underlying such change or failure that is not otherwise excepted), or (F) any adverse effect that results from actions taken by the Company pursuant to the Business Plan.

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“NYBCL” means the New York Business Corporation Law, as amended.

“Off-the-Shelf Software” means readily commercially available, “off-the-shelf” software, which is licensed by the Company or its Subsidiaries from third parties pursuant to a standard non-negotiable “shrink-wrap” license agreement and is generally sold for a license fee of less than $10,000.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Subsidiary.

“OTCQB Marketplace” means OTCQB as operated by OTC Markets Group, Inc.

“Owned Real Property” means any real estate owned in fee by the Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Permitted Lien” means (i) any Lien for taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings, (ii) any Lien imposed or promulgated by Law or any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (iii) any Lien that secures obligations reflected on the most recent audited balance sheet included in the Company Financial Statements or any Lien the existence of which is referred to in the notes to the most recent audited balance sheet included in the Company Financial Statements, (iv) easements, licenses, covenants, conditions, minor title defects, rights-of-way, mechanics’, carriers’, workmen’s or repairmen’s liens and other similar restrictions and encumbrances, including any other agreements, restrictions or encumbrances which would be shown on a current title report or survey or similar report or listing and any other matters of record, provided the same would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, or (v) any such Lien the existence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

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“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proceeding” means any action, suit, proceeding, arbitration, or Governmental Entity investigation or audit.

“Related Person” means any trade or business, whether or not incorporated, which, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersing, migrating, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives of such Person, provided, that the term “Representative”, when used with respect to the Company, shall not include the Rollover Shareholders.

“Rollover Director” means William F. Harley.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, together with the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Securities Act, Exchange Act or other federal securities Laws.

“Series A Certificate of Amendment” means that certain Certificate of Amendment of the Certificate of Incorporation of Frederick’s of Hollywood Group Inc., dated as of May 23, 2012, setting forth the rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Shares.

“Series A Preferred Stock Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of December 18, 2013, by and between HGI Funding, LLC and TTG Apparel, LLC with respect to certain shares of Series A Preferred Shares of the Company, substantially in the form of Exhibit F.

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“Software” means any and all computer software, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” (and with the correlative meaning “Taxes”) means all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority, whether disputed or not.

“Tax Return” means all federal, state, local and foreign tax returns, estimates, information statements, schedules and reports relating to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Termination Date” means April 30, 2014.

“Third Party” means any Person other than the Company, Rollover Shareholders, Parent, Merger Sub or any of their Affiliates.

“Trade Secrets” means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software, ideas, methods, research and development, data, databases, confidential information and other proprietary or non-public information and data.

“Transfer Tax” means any stock transfer, real estate transfer, documentary, stamp, recording or other similar Tax (including interest, penalties and additions to any such Tax).

“Warrant” shall mean any issued and outstanding warrant to purchase or otherwise acquire Common Shares.

[Signatures on the following page]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

As Parent:	FOHG HOLDINGS, LLC

	By:	/s/ Thomas A. Williams
		Name:	Thomas A. Williams
		Title:	Manager

As Merger Sub:	FOHG ACQUISITION CORP.

	By:	/s/ Philip A. Falcone
		Name:	Philip A. Falcone
		Title:	Chief Executive Officer

As the Company:	FREDERICK’S OF HOLLYWOOD GROUP INC.

	By:	/s/ Thomas J. Lynch
		Name:	Thomas J. Lynch
		Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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Exhibit A

ROLLOVER SHAREHOLDERS

Name	Number of Common Shares Owned	Number of Series A Preferred Shares Owned	Number of Series B Preferred Shares Owned	Number of Warrants Owned

HGI Funding, LLC	0	0	107,576	10,166,977

Arsenal Group, LLC	11,359,292	0	0	556,895

Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates	5,692,041	0	0	443,105

Tokarz Investments, LLC	8,386,977	0	0	0

TTG Apparel, LLC	1,766,322	56,778	0	1,500,000

William F. Harley	474,047	0	0	0

A- 1

EXHIBIT B

ROLLOVER AGREEMENT

See Exhibit 10.1 to Form 8-K, dated December 18, 2013

EXHIBIT C

VOTING AGREEMENT

See Exhibit 10.2 to Form 8-K, dated December 18, 2013

EXHIBIT D

RESTATED

CERTIFICATE OF INCORPORATION

OF

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Under Section 807 of the Business Corporation Law)

I, _____________, the undersigned, being the Secretary of Frederick’s of Hollywood Group Inc. (the “Corporation”), do hereby certify as follows:

FIRST:              The name of the corporation is Frederick’s of Hollywood Group Inc. The name under which the Corporation was formed is Industrial Undergarment Corporation.

SECOND:         The Certificate of Incorporation was filed with the Department of State of the State of New York on April 10, 1935.

THIRD:             The Certificate of Incorporation is hereby amended to effect the following amendments and changes authorized pursuant to Section 803 of the Business Corporation Law of the State of New York (the “NYBCL”) and restated pursuant to Section 807 of the NYBCL:

(a)        to change the aggregate number and classes of shares which the Corporation has authority to issue pursuant to Article 3 from 210,000,000, none of which are currently outstanding, consisting of (i) 200,000,000 shares of Common Stock, par value $0.01 per share, (ii) 10,000,000 shares of Preferred Stock, par value 0.01, consisting of (x) 125,000 shares of Series A Convertible Preferred Stock, stated value $100 per share and (y) 300,000 shares of Series B Convertible Preferred Stock, stated value $100, to 1,000, consisting of 1,000 shares of Common Stock, par value $0.01 per share;

(b)        to amend the provisions of Article 2 regarding the corporate purpose;

(c)        to change the address to which the Secretary of State shall send a copy of any process against the Corporation served upon him pursuant to new Article 5;

(d)        to provide for written consent of the shareholders of the Corporation pursuant to new Article 7;

(e)        to amend the provisions of Article 9 regarding the exculpation of the directors of the Corporation; and

(f)         to elect not to be governed by Section 912 NYBCL pursuant to new Article 10.

FOURTH:         To effect the foregoing amendments, the text of the Certificate of Incorporation is hereby restated, pursuant to Section 807 of the NYBCL, without further amendments or changes, to read herein as set forth in full:

1.          The name of the corporation is Frederick’s of Hollywood Group Inc. (the “Corporation”).

2.          The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (the “NYBCL”), provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3.          The office of the Corporation is to be located in the County of New York, State of New York.

4.          The aggregate number of shares which the Corporation shall have authority to issue is 1,000 common shares of the par value of $0.01 per share.

5.          The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is Frederick’s of Hollywood Group Inc., c/o Harbinger Group Inc., 450 Park Avenue, 30th Floor, New York, NY 10022.

6.          The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation (the “by-laws”), provided that any by-law adopted or amended by the Board of Directors may be amended or repealed by the shareholders.

7.          Any action to be taken by the shareholders by vote may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

8.          The Corporation shall, to the fullest extent permitted by Article 7 of the NYBCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Corporation.

9.          No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except as otherwise provided by the NYBCL.

10.        The Corporation expressly elects not to be governed by Section 912 of the NYBCL, as the same may be amended and supplemented.

FIFTH:               The foregoing amendment to the Certificate of Incorporation was authorized by the Board of Directors by unanimous written consent on ________ and by holders all of the outstanding shares of each class of capital stock of the Corporation by unanimous written consent on _________.

EXHIBIT E

THirD AMENDED AND RESTATED

BY-LAWS

OF

FREDERICK’S OF HOLLYWOOD GROUP INC.

Article I
MEETINGS OF THE SHAREHOLDERS

Section 1.01   Offices. The principal office of the corporation shall be as stated in the certificate of incorporation. The corporation may also have offices and places of business at such other places within and without the State of New York as the board of directors may from time to time determine.

Section 1.02   Annual Meeting. The annual meeting of the shareholders of the corporation, for the election of directors and for the transaction of such other business as may be set forth in the notice of the meeting, shall be held each year at such time and such place within or without the State of New York as the board of directors shall determine and the notice of the meeting or a duly executed waiver of notice shall specify.

Section 1.03   Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called by the board of directors and shall be held on such date, at such time and place, either within or without the State of New York, as shall be determined by the board of directors and stated in the notice of the meeting. The only business which may be conducted at a special meeting, other than procedural matters and matters relating to the conduct of the meeting, shall be the matter or matters described in the notice of such meeting.

Section 1.04   Notice of Meetings. Written notice of each meeting of the shareholders shall be given, personally or by mail (written or electronic), not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice shall be deposited in the United States mail, with first-class postage thereon prepaid, directed to the shareholder at his or her address as it appears on the record of shareholders, or, if a shareholder shall have filed with the Secretary of the corporation a written request that notices to such shareholder be mailed to some other address, then directed to such shareholder at such other address. If transmitted electronically, such notice shall be directed to the shareholder's electronic address supplied to the Secretary of the corporation or as otherwise directed pursuant to the shareholder's authorization or instructions. The notice shall state the place, date and hour of the meeting, the purpose or purposes for which the meeting is called if a special meeting and, unless it is the annual meeting, indicate that the notice is being issued by or at the direction of the person or persons calling the meeting. The notice need not refer to the approval of minutes or to other matters normally incident to the conduct of the meeting. Except for such matters, the business which may be transacted at the meeting shall be confined to business which is related to the purpose or purposes set forth in the notice.

Section 1.05   Waiver of Notice. Notice of meeting need not be given to any shareholder who submits a waiver of notice. Waiver of notice may be written or electronic and may be submitted before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of such notice by him or her.

Section 1.06   Procedure. At each meeting of shareholders, the order of business and all other matters of procedure shall be determined by the person presiding at the meeting.

Section 1.07   List of Shareholders. A list of shareholders as of the record date, certified by the corporate officer responsible for its preparation or by a transfer agent, shall be produced at any meeting of shareholders upon the request thereat or prior thereto of any shareholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat, shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.

Section 1.08   Quorum. At each meeting of shareholders for the transaction of any business, a quorum must be present to organize such meeting. Except as otherwise provided by law, a quorum shall consist of the holders of a majority of the votes of shares of the corporation entitled to vote at such meeting, present either in person or by proxy. When a quorum is once present to organize a meeting of the shareholders, it is not broken by the subsequent withdrawal of any shareholders.

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Section 1.09   Adjournments. The shareholders entitled to vote who are present in person or by proxy at any meeting of shareholders, whether or not a quorum shall be present at the meeting, shall have power by a majority vote to adjourn the meeting from time to time without notice other than announcement at the meeting of the time and place to which the meeting is adjourned. At any adjourned meeting at which a quorum is present any business may be transacted that might have been transacted on the original date of the meeting, and the shareholders entitled to vote at the meeting on the original date (whether or not they were present thereat), and no others, shall be entitled to vote at such adjourned meeting. However, if after the adjournment the board fixes a new record date for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to such notice.

Section 1.10   Voting; Proxies. Each shareholder of record shall be entitled at every meeting of shareholders to one vote for each share having voting power standing in the shareholder's name on the record of shareholders of the corporation on the record date fixed pursuant to Section 6.03 of these by-laws unless otherwise provided in the certificate of incorporation of the corporation. Each shareholder entitled to vote at a meeting of shareholders may vote in person, or may authorize another person or persons to act for the shareholder by proxy. Any proxy shall be signed by the shareholder or the shareholder's duly authorized agent or attorney-in-fact and shall be delivered to the secretary of the meeting. The signature of a shareholder on any proxy, including without limitation a telegram, cablegram, facsimile signature or other means of electronic transmission, may be printed, stamped or written, provided such signature is executed or adopted by the shareholder with intention to authenticate the proxy. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by law.

Directors shall, except as otherwise provided by law or the certificate of incorporation, be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. All other corporate action to be taken by vote of the shareholders shall, except as otherwise provided by law, the certificate of incorporation or these by-laws, be authorized by a majority of the votes cast in favor of such action at a meeting of the shareholders. The vote for directors, or upon any corporate action coming before a meeting of shareholders, shall not be by ballot unless the person presiding at such meeting shall so direct or any shareholder, present in person or by proxy and entitled to vote thereon, shall so demand. Except as otherwise provided in the certificate of incorporation, an abstention shall not constitute a vote cast.

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Section 1.11   Appointment of Inspectors of Election. The board of directors may, in advance of any meeting of the shareholders, appoint one or more inspectors to act at the meeting or any adjournment thereof, and shall do so if the corporation has a class of voting shares that is listed on a national securities exchange or authorized for quotation on an interdealer quotation system of a registered national securities association. If inspectors are not so appointed in advance of the meeting, the person presiding at such meeting may, and on the request of any shareholder entitled to vote thereat shall, appoint one or more inspectors. In case any inspector appointed fails to appear or act, the vacancy may be filled by appointment made by the board of directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. No person who is a candidate for the office of director of the corporation shall act as an inspector at any meeting of the shareholders at which directors are elected.

Section 1.12   Duties of Inspectors of Election. Whenever one or more inspectors of election may be appointed as provided in these by-laws, he or she or they shall determine the number of shares outstanding and entitled to vote, the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders.

Section 1.13   Written Consent of Shareholders Without a Meeting. Whenever by law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Every written consent shall bear the date of signature of each shareholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 1.13, written consents signed by the requisite holders to take action are delivered to the corporation. Written consent thus given by the holders of all such number of shares as is required under this Section 1.13 shall have the same effect as a valid vote of holders of such number of shares. Prompt notice of the taking of any corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

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Article II
DIRECTORS

Section 2.01   Number and Qualifications. The board of directors shall consist of one (1) or more members. Subject to any provision as to the number of directors contained in the certificate of incorporation or these by-laws, the exact number of directors shall be fixed from time to time by action of the shareholders or by vote of a majority of the entire board of directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director. If the number of directors be increased at any time, the vacancy or vacancies in the board arising from such increase shall be filled as provided in Section 2.06. If the number of directors is not otherwise fixed as provided above, it shall be one (1). Each of the directors shall be at least eighteen (18) years of age.

Section 2.02   Powers. The business of the corporation shall be managed under the direction of the board of directors, which shall have and may exercise all of the powers of the corporation except such as are expressly conferred upon the shareholders by law, by the certificate of incorporation or by these by-laws.

Section 2.03   Election and Term of Office. Except as otherwise provided by law or these by-laws, each director of the corporation shall be elected at an annual meeting of shareholders or at any meeting of the shareholders held in lieu of such annual meeting, which meeting, for the purposes of these by-laws, shall be deemed the annual meeting, and shall hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Section 2.04   Resignation. Any director of the corporation may resign at any time by giving his or her resignation to the President or any Vice President or the Secretary. Such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.05   Removal of Directors. Any or all of the directors may be removed with or without for cause by vote of the shareholders.

Section 2.06   Vacancies. Except as otherwise provided by law or these by-laws, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, except the removal of directors without cause, may be filled by vote of a majority of the directors then in office, even if less than a quorum exists. Any such newly created directorships and vacancies occurring in the board of directors for any reason may also be filled by vote of the shareholders at any meeting of shareholders and notice of which shall have referred to the proposed election. If any such newly created directorships or vacancies occurring in the board of directors for any reason shall not be filled prior to the next annual meeting of shareholders, they shall be filled by vote of the shareholders at such annual meeting. A director elected to fill a vacancy, unless elected by the shareholders, shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until his or her successor has been elected and qualified.

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Section 2.07   Directors' Fees. Directors may receive a fee for their services as directors and travelling and other out-of-pocket expenses incurred in attending any regular or special meeting of the board. The fee may be a fixed sum to be paid for attending each meeting of the board of directors or a fixed sum to be paid monthly, quarterly or semi-annually, irrespective of the number of meetings attended or not attended. The amount of the fee, if any, and the basis on which it shall be paid shall be determined by the board of directors. Nothing herein contained shall preclude any director from serving the corporation in any other capacity and receiving compensation for such services.

Section 2.08   First Meeting of Newly Elected Directors. The first meeting of the newly elected board of directors may be held immediately after the annual meeting of shareholders and at the same place as such annual meeting of shareholders, provided a quorum be present, and no notice of such meeting shall be necessary. In the event such first meeting of the newly elected board of directors is not held at said time and place, the same shall be held as provided in Section 2.09.

Section 2.09   Meetings of Directors. Regular and special meetings of the board of directors may be held at such times and at such places, within or without the State of New York as the board of directors or the President, or, in the absence or disability of the President, any Vice President, may determine.

Section 2.10   Notice of Meetings. Regular meetings of the board of directors may be held without notice if the times and places of such meetings are fixed by the board. Except as provided in the preceding sentence, notice of each regular or special meeting of the board of directors to be held in accordance with Section 2.09, stating the time and place thereof, shall be given by the President, the Secretary, any Assistant Secretary or any member of the board to each member of the board (a) not less than three days before the meeting by depositing the notice in the United States mail, with first-class postage thereon prepaid, directed to each member of the board at the address designated by him or her for such purpose (or, if none is designated, at his or her last known address), or (b) not less than twenty-four (24) hours before the meeting by either (i) delivering the same to each member of the board personally, (ii) sending the same by telephone, telegraph, cable, electronic mail or other transmission method to the address or contact information designated by him or her for such purposes (or, if none is designated, to his or her last known address or other contact information) or (iii) delivering the notice to the address or other contact information designated by him or her for such purpose (or, if none is designated, to his or her last known address or contact information). Notice of a meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting. The notice of any meeting of the board of directors need not specify the purpose or purposes for which the meeting is called, except as provided in Section 2.06 and as provided in Article IX of these by-laws.

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Section 2.11   Quorum and Action By the Board. At all meetings of the board of directors, except as otherwise provided by law, the certificate of incorporation or these by-laws, a quorum shall be required for the transaction of business and shall consist of not less than a majority of the entire board, and the vote of a majority of the directors present shall decide any question that may come before the meeting. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time or place without notice other than announcement at the meeting of the time and place to which the meeting is adjourned.

Section 2.12   Procedure. The order of business and all other matters of procedure at every meeting of directors may be determined by the person presiding at the meeting.

Section 2.13   Action Without a Meeting. Any action required or permitted to be taken by the board or any committee thereof may be taken without a meeting if all members of the board or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the board or committee shall be filed with the minutes of the proceedings of the board or committee.

Section 2.14   Presence at a Meeting By Telephone. Unless otherwise restricted by the certificate of incorporation of the corporation, members of the board of directors or any committee thereof may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation in a meeting by such means shall constitute presence in person at such meeting.

Article III
COMMITTEES OF DIRECTORS

Section 3.01   Designation of Committees. The board of directors, by resolution or resolutions adopted by a majority of the entire board, may designate from among its members an executive committee and other committees, each consisting of one or more directors, and may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member or members at any meeting of such committee. In the interim between meetings of the board of directors, the executive committee, if and to the extent permitted in the resolution designating such committee, shall have all the authority of the board of directors except as otherwise provided by law and shall serve at the pleasure of the board of directors. Each other committee so designated shall have such name as may be provided from time to time in the resolution or resolutions, shall serve at the pleasure of the board of directors and shall have, to the extent provided in such resolution or resolutions, all the authority of the board of directors except as otherwise provided by law.

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Section 3.02   Acts and Proceedings. All acts done and power and authority conferred by the executive committee from time to time within the scope of its authority shall be, and may be deemed to be, and may be specified as being, the act and under the authority of the board of directors. The executive committee and each other committee shall keep regular minutes of its proceedings and report its actions to the board of directors when required.

Section 3.03   Compensation. Members of the executive committee or of any other committee may receive such compensation for their services as the board of directors shall from time to time determine.

Article IV
OFFICERS

Section 4.01   Officers. The board of directors may annually appoint or elect a President, one or more Vice Presidents, a Secretary and a Treasurer. The board of directors may from time to time appoint or elect such additional officers as it may determine. Such additional officers shall have such titles and such authority and perform such duties as the board of directors may from time to time prescribe.

Section 4.02   Term of Office. The President, each Vice President, the Secretary and the Treasurer shall, unless otherwise determined by the board of directors, hold office until the first meeting of the board following the next annual meeting of shareholders and until their successors have been appointed or elected and qualified. Each additional officer appointed or elected by the board of directors shall hold office for such term as shall be determined from time to time by the board of directors and until his or her successor has been appointed or elected and qualified. Any officer, however, may be removed or have his or her authority suspended by the board of directors at any time, with or without cause. If the office of any officer becomes vacant for any reason, the board of directors shall have the power to fill such vacancy.

Section 4.03   The President. The President shall be the chief executive officer of the corporation. He or she shall preside at all meetings of the shareholders and of the board of directors. He or she shall have the general powers and duties of supervision and management of the corporation which usually pertain to his or her office, and shall perform all such other duties as are properly required of him or her by the board of directors.

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Section 4.04   The Vice Presidents. Each Vice President may be designated by such title as the board of directors may determine, and each such Vice President in such order of seniority as may be determined by the board, shall, in the absence or disability of the President, or at his or her request, perform the duties and exercise the powers of the President. Each Vice President also shall have such powers and perform such duties as usually pertain to his or her office or as are properly required of him or her by the board of directors.

Section 4.05   The Secretary and Assistant Secretaries. The Secretary shall issue notices of all meetings of shareholders and directors where notices of such meetings are required by law or these by-laws. He or she shall attend all meetings of shareholders and of the board of directors and keep the minutes thereof. He or she shall affix the corporate seal to and sign such instruments as require the seal and his or her signature and shall perform such other duties as usually pertain to his or her office or as are properly required of him or her by the board of directors.

Each Assistant Secretary may, in the absence or disability of the Secretary, or at his or her request or the request of the President, perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the board of directors shall prescribe.

Section 4.06   The Treasurer and Assistant Treasurers. The Treasurer shall have the care and custody of all the moneys and securities of the corporation. He or she shall cause to be entered in books of the corporation to be kept for that purpose full and accurate accounts of all moneys received by him or her and paid by him or her on account of the corporation. The Treasurer shall make and sign such reports, statements and instruments as may be required of him or her by the board of directors or by the laws of the United States or by any state, country or other jurisdiction in which the corporation transacts business, and shall perform such other duties as usually pertain to his or her office or as are properly required of him or her by the board of directors.

Each Assistant Treasurer may, in the absence or disability of the Treasurer, or at his or her request or the request of the President, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the board of directors shall prescribe.

Section 4.07   Officers Holding Two or More Offices. Any two (2) or more offices may be held by the same person. When all the issued and outstanding shares of the corporation are held by one individual, such individual may hold all or any combination of offices.

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Section 4.08   Duties of Officers May be Delegated. In case of the absence or disability of any officer of the corporation or in case of a vacancy in any office or for any other reason that the board of directors may deem sufficient, the board of directors, except as otherwise provided by law, may temporarily delegate the powers or duties of any officer to any other officer or to any director.

Section 4.09   Compensation. The compensation of each officer shall be determined by the board of directors. The compensation of all other employees shall be fixed by the President or the President's designees within such limits as may be prescribed by the board of directors.

Article V
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 5.01   Right of Indemnification. Each director or officer of the corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of the State of New York or other applicable law, as such law now exists or may hereafter be adopted or amended, against, without limitation, all judgments, fines, amounts paid in settlements, and all expenses, including attorneys' and other experts' fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, (b) in otherwise seeking to enforce the provisions of this Section 5.01, or (c) in securing or enforcing such person's right under any policy or director or officer liability insurance provided by the corporation; provided, however, that the corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a director or officer only if such action or proceeding (or part thereof) was authorized by the board of directors.

Section 5.02   Advancement of Expenses. Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given under Section 5.01 may be paid by the corporation in advance of the final disposition of such action or proceeding upon (a) the receipt of an undertaking by or on behalf of such director or officer to repay such advancement in case such director or officer is ultimately found not to be entitled to indemnification as authorized by this Article V and (b) approval by the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by the shareholders. To the extent permitted by law, the board of directors or, if applicable, the shareholders, shall not be required to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding before the corporation makes any advance payment of expenses hereunder.

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Section 5.03   Availability and Interpretation. To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in this Article V (a) shall be available with respect to events occurring prior to the adoption of this Article V, (b) shall continue to exist after any rescission or restrictive amendment of this Article V with respect to events occurring prior to such rescission or amendment, (c) shall be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding or, at the sole discretion of the director or officer or, if applicable, the testator or intestate of such director or officer seeking such rights, on the basis of applicable law in effect at the time such rights are claimed and (d) shall be in the nature of contract rights that may be enforced in any court of competent jurisdiction as if the corporation and the director or officer for whom such rights are sought were parties to a separate written agreement.

Section 5.04   Other Rights. The rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any other rights to which any director or officer of the corporation or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation, these by-laws, a resolution of the shareholders, a resolution of the board of directors or an agreement providing for such indemnification, the creation of such other rights being hereby expressly authorized. Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any director or officer of the corporation or other person in any action or proceeding to have assessed or allowed in his or her favor, against the corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

Section 5.05   Severability. If this Article V or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article V shall remain fully enforceable.

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Article VI
SHARES

Section 6.01   Certificate of Shares. The shares of the corporation shall be represented by certificates which shall be numbered and shall be entered in the records of the corporation as they are issued. Each share certificate shall when issued state upon the face thereof that the corporation is formed under the laws of the State of New York, the name of the person or persons to whom issued, and the number and class of shares and the designation of the series, if any, which such certificate represents and shall be signed by the President or a Vice President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, and shall be sealed with the seal of the corporation or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if (a) the certificate is countersigned by a transfer agent or registered by a registrar other than the corporation itself or its employee or (b) the corporation's shares are listed on a registered national securities exchange. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of issue. No certificate shall be valid until countersigned by a transfer agent if the corporation has a transfer agent, or until registered by a registrar if the corporation has a registrar.

Section 6.02   Transfers of Shares. Shares of the corporation shall be transferable on the books of the corporation by the holder thereof, in person or by duly authorized attorney, upon the surrender of the certificate representing the shares to be transferred, properly endorsed. Except as otherwise provided by law, the corporation shall be entitled to treat the holder of record of any share as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof. The board of directors, to the extent permitted by law, shall have power and authority to make all rules and regulations as it may deem expedient concerning the issue, transfer and registration of share certificates and may appoint one or more transfer agents and registrars of the shares of the corporation.

Section 6.03   Fixing of Record Time. The board of directors may fix, in advance, a day and hour not more than sixty (60) days nor less than ten (10) days before the date on which any meeting of the shareholders entitled to notice of and to vote at such meeting and at all adjournments thereof shall be determined; and, in the event such record date and time are fixed by the board of directors, no one other than the holders of record on such date and time of shares entitled to notice of and to vote at such meeting shall be entitled to notice of or to vote at such meeting or any adjournment thereof. If a record date and time shall not be fixed by the board of directors for the determination of shareholders entitled to notice of and to vote at any meeting of the shareholders, shareholders of record at the close of business on the day next preceding the day on which notice of such meeting is given, and no others, shall be entitled to notice of and to vote at such meeting or any adjournment thereof; provided, however, that if no notice of such meeting is given, shareholders of record at the close of business on the day next preceding the day on which such meeting is held, and no others, shall be entitled to vote at such meeting or any adjournment thereof.

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The board of directors may fix, in advance, a day and hour not more than sixty (60) days before the date fixed for the payment of a dividend of any kind or the allotment of any rights, as the record time for the determination of shareholders entitled to receive such dividend or rights, and in such case only shareholders of record at the date and time so fixed shall be entitled to receive such dividend or rights; provided, however, that if no record date and time for the determination of shareholders entitled to receive such dividend or rights are fixed, shareholders of record at the close of business on the day on which the resolution of the board of directors authorizing the payment of such dividend or the allotment of such rights is adopted shall be entitled to receive such dividend or rights.

Section 6.04   Record of Shareholders. The corporation shall keep at its office in the State of New York, or at the office of its transfer agent or registrar in this state, a record containing the names and addresses of all shareholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof.

Section 6.05   Lost Share Certificates. The board of directors may in its discretion cause a new certificate for shares to be issued by the corporation in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the board may require the owner of the lost or destroyed certificate, or his or her legal representatives, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate; but the board of directors may in its discretion refuse to issue such new certificate save upon the order of a court having jurisdiction in such matters.

Article VII
FINANCES

Section 7.01   Corporate Funds. The funds of the corporation shall be deposited in its name with such banks, trust companies or other depositories as the board of directors or the officers may from time to time designate. All checks, notes, drafts and other negotiable instruments of the corporation shall be signed by such officer or officers, employee or employees, agent or agents as the board of directors may from time to time designate. No officers, employees or agents of the corporation, alone or with others, shall have power to make any checks, notes, drafts or other negotiable instruments in the name of the corporation or to bind the corporation thereby, except as provided in this section.

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Section 7.02   Fiscal Year. The fiscal year of the corporation shall be the calendar year unless otherwise provided by the board of directors.

Article VIII
CORPORATE SEAL

Section 8.01   Form of Seal. The seal of the corporation, if it elects to have one, shall be in such form as may be determined from time to time by the board of directors. The seal on any corporate obligation for the payment of money may be facsimile.

Article IX
AMENDMENTS

Section 9.01   Procedure for Amending By-laws. By-laws of the corporation may be adopted, amended or repealed at any meeting of shareholders, notice of which shall have referred to the proposed action, by a majority of the votes cast by the holders of the shares of the corporation at the time entitled to vote in the election of any directors, or at any meeting of the board of directors, notice of which shall have referred to the proposed action, by the vote of a majority of the entire board of directors.

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EXHIBIT F

PURCHASE AND SALE AGREEMENT

See Exhibit 10.3 to Form 8-K, dated December 18, 2013